UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 2)
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Filed by a Party other than the Registrant
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Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12
COMMUNITY FINANCIAL HOLDING COMPANY, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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COMMUNITY FINANCIAL HOLDING COMPANY, INC.
October                     , 2005
Dear Shareholder:
               You are cordially invited to attend a special meeting of shareholders of Community Financial Holding Company, Inc. to be held on Thursday, October ___, 2005 at 9:00 a.m. local time at the Gwinnett Community Bank office at 2775 Buford Highway, Duluth, Georgia 30096.
               At this important meeting, you will be asked to vote on several proposed amendments to our articles of incorporation. The first amendment will authorize of a new class of common stock named Class A common stock. The second amendment will authorize shares of our common stock held of record by shareholders who own less than 1,000 shares to be reclassified into shares of Class A common stock (on the basis of one share of Class A common stock for each share of common stock held). The third amendment will authorize shares of our common stock held of record by shareholders who own 1,000 or more shares to be redesignated as Class B common stock (on the basis of one share of Class B common stock for each share of common stock held). Unless each of the proposed amendments passes, none of the amendments will be implemented. The text of the proposed amendments is attached as Appendix A to the accompanying proxy statement.
               We are proposing this transaction because our board has concluded, after careful consideration, that the costs and other disadvantages associated with being an SEC-reporting company outweigh any of the advantages. In coming to the decision to seek approval from the SEC, our board of directors considered several available options. Other options considered that would guarantee the reduction of the number of shareholders to less than 300 in any class essentially required a “forced buyout” of shareholders owning less than 1,000 shares. Our board of directors unanimously voted not to undertake any action that would cause a “forced buyout” of our smaller shareholders.
               Although our common shareholders, whether holders of Class A common stock or Class B common stock, will lose the benefits of holding publicly registered securities and will receive no consideration for their shares in this transaction (except upon the exercise of dissenters’ rights) and the holders of Class A common stock will lose their voting rights except with respect to change in control transactions, the reasons for the board’s conclusion to pursue this transaction include:
•	we estimate that we will eliminate costs and avoid immediately anticipated future costs of approximately $90,000 annually by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications; in addition to these annual costs, we estimate saving approximately $100,000 of one time costs associated with implementing the requirements of the Sarbanes-Oxley Act of 2002;

•	operating as a non-SEC reporting company will reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the communities in which we operate; and

•	management will have increased flexibility to consider and initiate actions that may produce long-term benefits and growth.
               The primary effect of this transaction will be to reduce our total number of record holders of common stock to below 300 in each class of common stock. As a result, we will terminate the registration of our common stock under federal securities laws and will no longer be considered a “public” company.
               Except for the effects described in the accompanying proxy statement, we do not expect this transaction to adversely affect our operations.
               If approved at the special meeting, the transaction will affect our shareholders as follows:

If you are a record shareholder with:	Effect:
1,000 or more shares:	you will no longer hold shares of common stock but, rather, will hold a number of voting redesignated shares of Class B common stock equal to the same number of shares of common stock that you held before the transaction

Fewer than 1,000 shares:	you will no longer hold shares of common stock but, rather, will hold a number of non-voting (except with respect to change in control transactions) reclassified shares of Class A common stock equal to the same number of shares of common stock that you held before the transaction
               Our shareholders will receive no consideration for their shares in this transaction and will lose the benefits of holding publicly registered securities. However, shareholders who own less than 1,000 shares of common stock and who will receive Class A common in the reclassification transaction can instead elect to receive cash for the fair value of their shares plus accrued interest by exercising dissenters’ rights under Georgia law. To perfect dissenters’ rights, a holder of common stock must not vote in favor of the reclassification transaction and must provide written notice to us before the vote is taken at the special meeting indicating that such shareholder intends to demand payment if the reclassification is effectuated. If a shareholder has not provided written notice of intent to demand fair value before the vote is taken at the special meeting, the shareholder will be deemed to have waived his or her dissenters’ rights.
               Please see the section entitled “Special Factors — Dissenters’ Rights” beginning on page 38 of the accompanying proxy statement for a discussion of the availability of dissenters’ rights and the procedures required to be followed to assert dissenters’ rights in connection with the reclassification. A shareholder must comply strictly with the procedures set forth in the Georgia Business Corporation Code relating to dissenters’ rights which are set forth in Appendix B to the accompanying proxy statement. Failure to follow any such procedures will result in a termination or waiver of his or her dissenters’ rights.
               Your board of directors believes the terms of the proposed transaction are fair and are in the best interest of our shareholders who are not members of management (our unaffiliated shareholders), and unanimously recommends that you vote “FOR” the proposals to amend our articles of incorporation. The enclosed proxy statement includes a discussion of the alternatives and factors considered by the board in connection with its approval of the transaction, and we encourage you to read carefully the proxy statement and appendices.
               Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy.

               On behalf of our board of directors, I would like to express our appreciation for your loyal support and continued interest in the affairs of Community Financial Holding Company, Inc.

Sincerely,

/s/Thomas J. Martin

Thomas J. Martin
Chairman of the Board and Chief Executive Officer
               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
               This proxy statement is dated October ___, 2005, and is being mailed to shareholders on or about October ___, 2005.

COMMUNITY FINANCIAL HOLDING COMPANY, INC.
2775 Buford Highway
Duluth, Georgia 30096
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER ____, 2005
     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Community Financial Holding Company, Inc. will be held on Thursday, October ___, 2005, at 9:00 a.m. local time or at any adjournment or postponement thereof, at the Gwinnett Community Bank office, located at 2775 Buford Highway, Duluth, Georgia 30096, for the following purposes:
(1)	To consider and vote upon proposals to adopt amendments to Community Financial Holding Company, Inc.’s articles of incorporation. The amendments will (a) authorize a new class of shares entitled Class A common stock, (b) provide for the reclassification of shares of common stock held by record owners of less than 1,000 of such shares of common stock into the Class A common stock, on the basis of one share of Class A common stock for each share of common stock held by such shareholders and (c) provide for the redesignation of shares of common stock held by record owners of 1,000 or more of such shares of common stock as Class B common stock.

(2)	To consider and vote upon a proposal to transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.
     The board of directors has fixed the close of business on August ___, 2005, as the record date for determining those shareholders entitled to vote at the special meeting and any adjournment or postponement of the special meeting. Only shareholders at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.
     Dissenters’ rights are available under Georgia law to shareholders receiving shares of Class A common stock in the reclassification. Please see the section entitled “Special Factors - Dissenters’ Rights” beginning on page 38 of the accompanying proxy statement for a discussion of the availability of dissenters’ rights and the procedures required to be followed to assert dissenters’ rights in connection with the reclassification.

By order of the Board of Directors

/s/Ann K. Marshall

Ann K. Marshall
Secretary
YOUR VOTE IS VERY IMPORTANT.
     Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and marking the enclosed proxy card in the enclosed postage-paid envelope. If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card.
Our board of directors unanimously recommends that you vote “FOR” approval of the amendments to our articles of incorporation.

APPENDIX A — AMENDMENTS TO ARTICLES OF INCORPORATION
APPENDIX B — GEORGIA STATUTE SECTIONS 14-2-1301 TO 14-2-1332

SUMMARY TERM SHEET
     This summary provides an overview of material information from this proxy statement about the proposed reclassification transaction and the shares of Class A common stock to be issued to certain shareholders. However, it is a summary only. To better understand the transaction and for a more complete description of its terms we encourage you to read carefully this entire document and the documents to which it refers before voting.
     In this proxy statement, “Community Financial,” “we,” “our,” “ours,” “us” and the “company” refer to Community Financial Holding Company, Inc., a Georgia corporation. The term “our subsidiary bank” refers to Gwinnett Community Bank, of which we own 100%. References to “common stock” or “shares” refer to all of our common stock, par value $5.00 per share. References to “Class A common stock” refer to the shares of common stock reclassified as Class A common stock, par value $5.00 per share. The term “reclassification transaction “ refers to the creation of the Class A common stock and the reclassification of shares of common stock held by holders of less than 1,000 shares of common stock into shares of Class A common stock. References to “Class B common stock” refer to the shares of common stock redesignated as Class B common stock, par value $5.00 per share. References to “redesignation” refer to the redesignation of shares of common stock held by holders of 1,000 or more shares of common stock as Class B common stock. References to “unaffiliated shareholders” refer to our shareholders who are not members of management, including the board of directors.
Community Financial Holding Company, Inc.
     Community Financial Holding Company, Inc. is a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended, with a business address of 2775 Buford Highway, Duluth, Georgia, 30096, and a business telephone number of (770) 476-2775. We own 100% of our subsidiary bank, Gwinnett Community Bank, a banking corporation existing under the laws of the State of Georgia.
Overview of the Reclassification Transaction
(see pages 13 - 14)
     We are proposing that our shareholders adopt amendments to our articles of incorporation that will provide for the authorization of a new series of common stock, entitled Class A common stock (the “Class A common stock”) and the reclassification of shares of our common stock held by shareholders who own of record less than 1,000 of such shares into shares of Class A common stock, on the basis of one share of Class A common stock for each share of common stock held by such shareholders. In addition, the shares of common stock held of record by record holders who own 1,000 or more shares of common stock will be redesignated as Class B common stock and such holders will continue to hold the same number of shares with substantially the same rights as held before the redesignation of such stock. Unless each of the proposed amendments passes, none of the amendments will be implemented. Our shareholders will not receive any consideration for their shares in this transaction. The effect of the reclassification transaction will be to reduce the number of shareholders of common stock of record in each class of stock to less than 300, which will allow us to terminate our reporting obligations under federal securities laws.
     In approving the reclassification transaction, the board believed that it was extremely important and in the best interests of the shareholders that holders of less than 1,000 shares of our common stock would not be “cashed out” as in some “going private” transactions but, rather, would retain an equity interest in Community Financial and therefore participate at the same value per share as holders of Class

B common stock in the event of any future sale of Community Financial. The board and management plan to strive to provide the most value for their shareholders and to increase the value of their shares either through the continued payment of dividends or through a change in control transaction. The board further considered that Community Financial common stock has not had much liquidity in the past due to the infrequent trading nature of the common stock and the fact that it is not listed on an exchange, and as a result, this reclassification transaction would not affect its shareholders to the same extent as another public company in a different situation. For this reason, it was the board’s belief that preserving the equity interests of the shareholders was an important factor in structuring this transaction. Moreover, the board decided to voluntarily extend the application of the Georgia dissenters’ rights statute to any shareholder who in fact does want an immediate cash payment rather than a continued equity interest in Community Financial. Therefore, the board chose to first and foremost structure the reclassification transaction in such a way to preserve the equity interests of all of the shareholders.
The Amendments to our Articles of Incorporation
     As discussed above, the amendments to our articles of incorporation provide for the authorization of the Class A common stock, the reclassification transaction and the redesignation. These are separate amendments that will be voted upon by our shareholders. Unless each of the proposed amendments passes, none of the amendments will be implemented. Thus, for purposes of this proxy statement, when we refer to the term “amendments,” we are referring to the creation of the new series of Class A common stock, the reclassification transaction and the redesignation since we will not implement one amendment without each of the three amendments being approved. For the purposes of this proxy statement, the term “reclassification” does not include the redesignation of common stock for shareholders who own 1,000 or more shares to Class B common stock.
Dissenters’ Rights
(see pages 38 – 40)
     Section 14-2-1302(a) of Georgia Business Corporation Code enumerates the following five corporate actions where shareholders of a corporation are entitled to dissenters’ rights: (1) consummation of a plan of merger, (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, (3) consummation of a sale of all or substantially all of the assets of the corporation, (4) an amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash, or (5) any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
     Initially, neither the Class A nor Class B shareholders would be entitled to dissenters’ rights because the proposed transaction does not qualify as any of the corporate actions listed above. However, in light of the potentially negative effects on Class A shareholders in the reclassification transaction, the board of directors of Community Financial has deemed it fair and necessary to provide Class A shareholders an opportunity to liquidate their shares of common stock through the exercise of dissenters’ rights prior to the reclassification transaction and therefore decided by resolution to extend the dissenters’ rights to Class A shareholders pursuant to Section 14-2-1302(a)(5) of Georgia Business Corporation Code.
     Therefore, holders of less than 1,000 shares of common stock who comply with the procedures set forth in Section 14-2-1301 to 14-2-1332 of the Georgia Corporation Code relating to dissenters’ rights are entitled to receive in cash the fair value of his or her shares of common stock, which value will be determined in the manner discussed below. A shareholder must comply strictly with the procedures set forth in Georgia law relating to dissenters’ rights which are set forth in Appendix B. Failure to follow any such procedures will result in a termination or waiver of his or her dissenters’ rights.
     To perfect dissenters’ rights, a holder of common stock must not vote in favor of the reclassification proposal and must provide written notice to us before the vote is taken at the special meeting indicating that such shareholder intends to demand payment if the reclassification is effectuated. Such written notification should be delivered either in person or by mail postmarked no later than October ___, 2005 (certified mail, return receipt requested, being the recommended form of transmittal) to Community Financial Holding Company, Inc. at 2775 Buford Highway, Duluth, Georgia 30096, Attention: Secretary. All such notices must be signed in the same manner as the shares are registered on the books of Community Financial. A shareholder may contact Community Financial directly if he or she is unclear as to how his or her shares are registered on our books. If a shareholder has not provided written notice of intent to demand fair value before the vote is taken at the special meeting, the shareholder will be deemed to have waived his or her dissenters’ rights.
     The following is a summary timeline regarding the perfection of dissenters’ rights (assuming the approval of the reclassification transaction by our shareholders at the special meeting):

No later than November ___, 2005 (within ten days after the special meeting).	Community Financial will send a form of dissenters’ notice by registered or certified mail to each of the dissenting shareholders who filed a written notice of his or her intent to dissent.

By December ___, 2005 (within 30 days after delivery of the dissenters’ notice).	Each dissenting shareholder to whom we send a dissenters’ notice must submit a payment demand for his or her shares to us. The first payment demand must contain the name and address of the dissenting shareholder, the number of shares as to which the dissenting shareholder is demanding payment, which must be all of the shares of capital stock of Community Financial which he or she owns, and a demand for payment of the fair value of his or her shares. Any dissenting shareholder who does not submit a payment demand as set forth in the dissenters’ notice loses his or her rights to dissent and will not be entitled to payment for his or her shares pursuant to the dissenters’ rights provisions of the Georgia Corporation Code.

No later than December ___, 2005 (within ten days after our receipt of the payment demand).	Community Financial shall offer to pay the dissenting shareholders who have complied with the provisions of the Georgia Corporation Code the amount we estimate to be the fair value of the shares, plus any accrued interest (calculated from the effective date of the reclassification transaction until the date of payment, at an interest rate that is fair and equitable under the circumstances, as required under the Georgia Corporation Code).

By January ___, 2006 (within 30 days after the date that we make our payment offer).	A dissenting shareholder may accept our offer by providing written notice to us. If a dissenting shareholder does not respond to our offer by this date, he or she shall be deemed to have accepted our offer. If a dissenting shareholder is dissatisfied with our offer, that dissenting shareholder must make a second payment demand by this date, notifying us in writing of, and demanding payment of, his or her own estimate of the fair value of his or her shares and the amount of interest due.

No later than February ___, 2006 (within 60 days after the date we make our payment offer).	We will pay for the dissenting shareholder’s common stock if our payment offer is either accepted or deemed accepted.

No later than March ___, 2006 (within 60 days after we receive the dissenting shareholder’s second payment demand).	If a dissenting shareholder’s second payment demand remains unsettled, we will commence a proceeding to the Superior Court of Gwinnett County, Georgia to determine the fair value of the shares and accrued interest. If we do not commence the proceeding by this date, we will pay each dissenting shareholder whose second payment demand remains unsettled the amount demanded by that dissenting shareholder in his or her second payment demand.
               For a more detailed discussion of Georgia law governing this transaction, see “Dissenters’ Rights” on page 38.
Background of the Reclassification Transaction
(see pages 14 – 19)
               For a description of the events leading to the approval of the reclassification transaction by our board of directors and the reasons for its approval, you should refer to “Special Factors-Background of the Reclassification Transaction,” “Special Factors-Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” and “Special Factors-Purpose and Structure of the Reclassification Transaction” on pages 19 through 27. As we explain more fully in these sections, our board considered and rejected various alternative methods of effecting a transaction that would enable us to become a non-SEC reporting company.
Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation
(see pages 19 – 21)
               Our reasons for the reclassification transaction include the following:
•	we estimate that we will eliminate costs and avoid immediately anticipated future costs of approximately $90,000 annually by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications; in addition to these annual costs, we estimate saving approximately $100,000 of one time costs associated with implementing the requirements of the Sarbanes-Oxley Act of 2002;

•	given the low trading volume in our common stock, the fact that approximately 10.59% of our shareholders hold fewer than 1,000 shares, and that our earnings are sufficient to support growth, thereby eliminating any need to raise capital in the public market, there is little justification for remaining a reporting company;

•	operating as a non-SEC reporting company will reduce the burden on our management that arises from increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the communities in which we operate; management will have increased flexibility to consider and initiate actions that may produce future benefits and growth; and

•	the reclassification transaction proposal allows us to discontinue our reporting obligations with the SEC, and allows those shareholders receiving shares of Class A common stock to still retain an equity interest in Community Financial at the same value per share as holders of common stock.
          We considered that some of our shareholders may prefer to continue as shareholders of Community Financial as an SEC-reporting company, which is a factor weighing against the reclassification transaction. However, we believe that the disadvantages of continuing our reporting obligations with the SEC outweigh any advantages associated with doing so.
          Based on a careful review of the facts and circumstances relating to the reclassification transaction, our board of directors believes that the reclassification transaction and the terms and provisions of the reclassification transaction, including the reclassification of common stock into Class A common stock by certain of our shareholders, are substantively and procedurally fair to our unaffiliated shareholders. Our board of directors unanimously approved the reclassification transaction.
          In the course of determining that the reclassification transaction is fair to and is in the best interests of our unaffiliated shareholders, including both unaffiliated shareholders who hold shares of common stock which will be redesignated as Class B common Stock as well as those shareholders whose shares of common stock will be reclassified into shares of Class A common stock, the board considered a number of positive and negative factors affecting these groups of unaffiliated shareholders in making their determination. To review the reasons for the reclassification transaction in greater detail, please see pages 19 through 21.
          Our Board of Directors unanimously recommends that you vote “FOR” the proposed amendments to our articles of incorporation that will effect the reclassification transaction. Unless each of the proposed amendments passes, none of the amendments will be implemented since we will not implement one amendment without each of the three amendments being approved.
Purpose and Structure of the Reclassification Transaction
(see pages 26 – 27)
          The purpose of the reclassification transaction is to consolidate ownership of our common stock and reduce the number of our record shareholders of common stock to less than 300. If successful, we will be able to discontinue our SEC reporting requirements and allow our management to refocus time spent on complying with SEC-reporting obligations on operational and business goals.
          The transaction has been structured as a reclassification transaction whereby holders of less than 1,000 shares of common stock will receive shares of Class A common stock on the basis of one share of Class A common stock for each share of common stock held by such shareholder. Because no cash payments will be made to shareholders in connection with the transaction (except to the extent that such shareholders exercise dissenters’ rights), this structure minimizes the costs of our becoming a non-SEC reporting company while achieving the goals outlined in this proxy statement. See “Special Factors-Background of the Reclassification Transaction” beginning on page 14.
          The reclassification transaction is being effected at the record shareholder level. This means that we will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be receiving shares of Class A common stock. It is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the reclassification transaction described in this proxy statement. Shareholders who have transferred their shares of our stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of our stock that its clients have deposited with it through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder for 1,000 or more shares, then the stock registered in that nominee’s name will be redesignated as Class B common stock and such stock will no longer be publicly registered. Because the reclassification transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 1,000 shares. At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our stock, redesignated as Class B common stock, as they did at the start of this transaction, even if the number of shares they own currently is less than 1,000.
          If you hold your shares in “street name,” you should talk to your broker, nominee or agent, or us to determine how they expect the reclassification transaction to affect you. Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the reclassification transaction, you may have no way of knowing whether you will be receiving shares of Class A common stock in the transaction until it is completed. However, because we think it is likely that any brokerage firm or other nominee will hold more than 1,000 shares in any one account, we think it is likely that shares of common stock held by such “street name” holders will continue to hold substantially the same shares of common stock redesignated as shares of Class B common stock. In order to avoid this uncertainly, you may ask your broker, nominee or agent to transfer your shares back to you as the holder of record. You may also acquire additional shares, dispose of shares, or otherwise change your ownership structure in order to guarantee that you will either receive shares of Class A common stock in the reclassification or shares of Class B common stock in the redesignation.
Effects of the Reclassification Transaction
(see pages 27 – 30)
          The reclassification transaction is a going private transaction for us meaning it will allow us to deregister with the SEC and we will no longer be subject to reporting obligations under federal securities laws. As a result of the reclassification transaction, among other things:
•	the number of our record shareholders will be reduced from approximately 546 to approximately 279, and the number of outstanding shares of our common stock will decrease approximately 8.98%, from 1,200,894 shares to approximately 1,098,493 shares; and the number of outstanding shares of our Class A common stock will correspondingly increase from zero shares to approximately 122,401 shares, held by approximately 267 shareholders;
•	because of the reduction of our total number of record shareholders of common stock to less than 300, we will be allowed to terminate our status as a reporting company with the SEC; and
•	even though all shareholders will lose the possible benefits of holding publicly registered securities, all shareholders, whether receiving shares of Class A common stock or Class B common stock, will continue to have an equity interest in Community Financial and therefore will still be entitled to participate in any future value received as a result of a sale of Community Financial, if any.
          For a further description of how the reclassification transaction will affect our unaffiliated shareholders, including the different effects on the shareholders, please see “Special Factors-Effects of the Reclassification Transaction on Shareholders of Community Financial” on pages through 30 - 31.

Terms of the Class A Common Stock to be Received in the Reclassification
          As of the date of this proxy statement, the only shares we had outstanding were shares of common stock, and no shares of Class A common stock. The reclassification will create a new series of Class A common stock.
          The amendments authorize the issuance of up to 2,000,000 shares of Class A common stock, which we refer to as Class A common stock in this proxy statement. The terms of the Class A common stock provide as follows:
•	Dividend Rights. Holders of Class A common stock are entitled to a preference in the distribution of dividends, so that holders of the shares shall receive dividends, when and if declared and paid by us, prior to the receipt of dividends by the holders of Class B common stock. We are not required to pay any dividends on the Class A common stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by us will not accumulate to future periods and will not represent a contingent liability of Community Financial.

•	Voting Rights. Holders are entitled to vote only upon any merger, acquisition of all of the stock of, or other business combination involving, Community Financial, or acquisition of 25% or greater equity interest in, or a substantial portion of, our assets (a “Change in Control”), and upon no other matters. On those matters on which the holders of the Class A common stock are entitled to vote, the holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. The holders of Class A common stock vote together with the holders of Class B common stock, and not as a separate class.

•	Conversion Rights. The shares of Class A common stock automatically convert to shares of Class B common stock upon a Change in Control with each share of Class A common stock convertible into one share of Class B common stock.

•	Liquidation Rights. Holders of Class A common stock are entitled to a preference in the distribution of our assets in the event of any liquidation, dissolution or winding-up of Community Financial, whether voluntary or involuntary, equal to $15.97 per share. This amount is equal to the book value per share of the common stock on June 30, 2005. If upon the occurrence of any such event, our assets are insufficient to permit the payment to such holders of the full $15.97 amount per share, then our entire assets and funds legally available for distribution will be distributed among the holders of Class A common stock pro rata according to the number of shares of Class A common stock held by each.

•	Preemptive Rights. Holders of Class A common stock do not have any preemptive rights to purchase any additional shares of Class A common stock or shares of any other class of our capital stock that may be issued in the future.

•	Redemption Rights. Holders of Class A common stock have no right to require that we redeem their shares nor do we have the right to require the holders of Class A common stock to sell their shares to us.
     In addition, set forth below is a summary comparison of the rights of the Class A common stock and Class B common stock as compared to the current rights of the common stock:

	Common Stock	Class A common stock	Class B common stock
Sale of Common Stock	Publicly registered – may sell on open market	Not publicly registered – may only sell in privately negotiated transactions	Not publicly registered — may only sell in privately negotiated transactions

Dividends	Distributed pro-rata	Entitled to receive dividends in preference to Class B	May only receive dividends after dividends are paid to Class A

Voting	Full voting rights	Entitled to vote only upon Change in Control	Full voting rights

Conversion	No conversion rights	Automatically convert to Class B common stock upon Change in Control	No conversion rights

Liquidation	Distributed pro-rata	Entitled to $15.97 per share preference in distribution of our assets in the event of any liquidation, dissolution or winding-up	May only receive distribution after Class A has been paid their full liquidation preference
Interests of Certain Persons in the Reclassification Transaction
(see pages 32 – 34)
          You should be aware that our directors and executive officers have interests in the reclassification transaction that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the reclassification transaction.
          We expect that all except one of our directors and officers will own more than 1,000 shares of common stock at the effective time of the reclassification transaction, and will therefore receive Class B common stock if the redesignation and reclassification transaction is approved. None of our directors or executive officers has indicated that he or she plans to either purchase any shares of common stock prior to the effective time of the transaction in order to exceed the 1,000 share threshold to become a holder of Class B common stock or sell any shares of common stock prior to the effective time of the transaction in order to fall below the 1,000 share threshold to become a holder of Class A common stock. Our directors or executive officers will not receive any additional shares of common stock from us and we will not redeem any shares of their common stock for this purpose.
          In addition, because there will be fewer outstanding voting shares of common stock, these directors and executive officers will own a larger relative percentage of the voting shares of common stock on a post-transaction basis, since the Class B common stock will have voting rights as compared to the shares of Class A common stock which will have no voting rights (except to the extent provided by law or otherwise provided herein). As of the record date, our directors and executive officers collectively beneficially held 532,038 shares, or 43.12%, of our common stock (which includes warrants for common stock issued to all of the directors upon the organization of Community Financial), and had voting power over 300,838 shares, or 25.05%, of our common stock. Based upon our estimates, taking into account the effect of the reclassification transaction on our outstanding shares as described above, the directors and executive officers will beneficially hold 47.82% of our common stock (which includes warrants for common stock issued to all of the directors upon the organization of Community Financial) and will have voting power with respect to 27.85% of our common stock. This represents a potential conflict of interest because our directors approved the reclassification transaction and are recommending that you approve it.

Despite this potential conflict of interest, the board believes the proposed reclassification transaction is fair to our unaffiliated shareholders for the reasons discussed in this proxy statement.
          Set forth below is a pro forma beneficial ownership table which identifies the beneficial ownership of our directors, officers, and beneficial owners of 5% or more of our common stock and our Class B common stock, assuming the adoption of the proposed amendments to the articles of incorporation, the completion of the reclassification transaction, and the redesignation:
Beneficial Ownership of Common Stock Prior to Reclassification

					Beneficial
		Voting	Warrants &		Ownership
Name	Stock Owned	Rights	Options	Total Shares	Percentage
James B Braden	43,334	3.608%	30,000	3,334	5.96%
Thomas J. Martin	70,000	5.829%	60,000	130,000	10.31%
Miles H. Mason, III	36,667	3.053%	30,000	66,667	5.42%
Daniel E. Reeves	49,002	4.080%	30,000	79,002	6.42%
Franklin M. Rinker	36,667	3.053%	30,000	66,667	5.42%
Woody Bell	18,667	1.554%	10,000	28,667	2.37%
Terry Gordon	16,667	1.388%	10,000	26,667	2.20%
Donny Phillips	19,167	1.596%	12,500	31,667	2.61%
Ann Marshall	10,167	0.847%	13,200	23,367	1.92%
Don Tew	500	0.042%	5,500	6,000	0.50%

	300,838	25.05%	231,200	532,038	43.12%

Beneficial Ownership of Series B Stock After Reclassification and Redesignation

					Beneficial
		Voting	Warrants &		Ownership
Name	Stock Owned	Rights	Options	Total Shares	Percentage
James B Braden	43,334	4.02%	30,000	73,334	6.62%
Thomas J. Martin	70,000	6.49%	60,000	130,000	11.42%
Miles H. Mason, III	36,667	3.40%	30,000	66,667	6.01%
Daniel E. Reeves	49,002	4.54%	30,000	79,002	7.13%
Franklin M. Rinker	36,667	3.40%	30,000	66,667	6.01%
Woody Bell	18,667	1.73%	10,000	28,667	2.63%
Terry Gordon	16,667	1.55%	10,000	26,667	2.45%
Donny Phillips	19,167	1.78%	12,500	31,667	2.90%
Ann Marshall	10,167	0.94%	13,200	23,367	2.14%
Don Tew*	—	0.00%	5,500	5,500	0.51%

	300,338	27.85%	231,200	531,538	47.82%

*	Mr. Tew, an executive officer of the Bank, will be reclassified to Class A common stock. There will be no beneficial owners of more than 5% of the Class A common stock.
          In addition, the board of directors, throughout its consideration of the proposed reclassification transaction, recognized that the interests of the shareholders receiving Class A common stock and the shareholders receiving Class B common stock are different and possibly in conflict. See “Special

Factors-Background of the Reclassification Transaction” and “Special Factors-Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” for a discussion of how the board of directors addressed this situation.
Financing of the Reclassification Transaction
(see page 34)
          We estimate that the total fees and expenses relating to the reclassification transaction will be approximately $50,000. This amount will be higher to the extent that shareholders exercise dissenters’ rights. We intend to pay these transaction amounts through dividends paid to us by our subsidiary bank. However, in structuring the terms of the transaction in a manner that shares of common stock are not “cashed out” in the transaction but, rather, are reclassified into shares of Class A common stock which are, in turn, convertible into Class B common stock upon a closing of any change in control transaction of Community Financial, the board of directors believes that it has attempted to balance the interests of reducing our expenses in transitioning to a non-SEC reporting company while at the same time affording all shareholders the opportunity to retain an equity ownership interest in Community Financial.
Material Federal Income Tax Consequences of the Reclassification Transaction
(see pages 34 – 38)
          We believe that the reclassification transaction, if approved and completed, will have the following federal income tax consequences:
•	the reclassification transaction should result in no material federal income tax consequences to us;
•	those shareholders receiving Class A common stock for their shares of common stock will not recognize any gain or loss in the reclassification transaction, their basis in the Class A common stock will equal the basis in their shares of common stock, and their holding period for shares of Class A common stock will include the holding period during which their shares of common stock were held;
•	when the Class A common stock converts back to common stock upon a change in control, a subsequent sale of the common stock will result in a capital gain or loss (i.e., gross proceeds less the cost basis of the stock sold); and
•	those shareholders receiving Class B common stock will not recognize any gain or loss or dividend income in connection with the transaction.
          Because determining the tax consequences of the reclassification transaction can be complicated, you should consult your own tax advisor to understand fully how the reclassification transaction will affect you.
Date, Time and Place of Special Meeting; Proposals to be Considered at the Special Meeting
(see page 44)
          Our board of directors is asking for your proxy for use at a special meeting of shareholders to be held on October___, 2005, at 9:00 a.m. local time at 2775 Buford Highway, Duluth, Georgia 30096, and at any adjournments or postponements of that meeting. At the special meeting, shareholders will be asked:

•	to consider and vote upon proposals to adopt amendments to our articles of incorporation that will (a) authorize a new class of shares, entitled Class A common stock, (b) provide for the reclassification of shares of common stock held by owners of less than 1,000 of such shares into the Class A common stock, on the basis of one share of Class A common stock for each share of common stock held by such shareholders and (c) provide for the redesignation of shares of common stock held by owners of 1,000 or more of such shares of common stock as Class B common stock; and
•	to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the special meeting.
Record Date
(see page 44)
          You may vote at the special meeting if you owned Community Financial common stock at the close of business on August ___, 2005, which has been set as the record date. At the close of business on the record date, there were 1,200,894 shares of our common stock outstanding held by approximately 546 record shareholders. You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.
Quorum; Vote Required for Approval
(see pages 44 – 45)
          Approval of the reclassification transaction requires the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock entitled to vote at the special meeting, or 600,448 of the 1,200,894 outstanding shares. Because our executive officers and directors have the power to vote a total of 300,838 shares, and because we believe that all of them will vote in favor of the transaction, this means a total of 299,610 shares held by shareholders who are not executive officers or directors of Community Financial will be required to vote in favor of the transaction for it to be approved. Because our executive officers and directors own 25.05% of the voting power of our outstanding common stock, there is no assurance that the reclassification transaction will be approved.
          Abstentions and broker non-votes will have the effect of a vote “AGAINST” the reclassification transaction. Approval of the reclassification transaction does not require the separate vote of a majority of our unaffiliated shareholders, and no separate vote will be conducted.
          You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. You can revoke your proxy at any time before we take a vote at the meeting by submitting either a written notice revoking the proxy or a later-dated proxy to our secretary. You may also revoke your proxy by attending the meeting and voting in person.
Provisions for Unaffiliated Shareholders
          We have not made any provisions in connection with the reclassification transaction to grant unaffiliated shareholders access to our corporate files or the files of those shareholders receiving Class B common stock, or to obtain counsel or appraisal services for those shareholders receiving Class A common stock at our expense or at the expense of those shareholders receiving Class B common stock in the redesignation.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
Q: What are the date, time and place of the special meeting?
A: The special meeting of our shareholders will be held on Thursday, October ___, 2005, at 9:00 a.m. local time at 2775 Buford Highway, Duluth, Georgia 30096, to consider and vote upon the reclassification transaction proposal.
Q: Who is entitled to vote at the special meeting?
A: Holders of record of our common stock as of the close of business on August ___, 2005, are entitled to vote at the special meeting. Each of our shareholders is entitled to one vote for each share of our common stock owned at the record date.
Q: What vote is required for our shareholders to approve the reclassification transaction?
A: For the amendments to our articles of incorporation to be adopted, holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting must vote “FOR” all of the amendments to the articles of incorporation since we will not implement one amendment without each of the three amendments being approved.
Q: What happens if I do not return my proxy card?
A: Because the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date is required to approve the reclassification transaction, unless you vote in person, a failure to return your proxy card will have the same effect as voting against the reclassification transaction proposal.
Q: What do I need to do now?
A: After carefully reading and considering the information contained in this proxy statement, please vote your shares of common stock as soon as possible. You may vote your shares by returning the enclosed proxy or by voting in person at the special meeting of shareholders. This proxy statement includes detailed information on how to cast your vote.
Q: If my shares are held for me by my broker, will my broker vote those shares for me?
A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.
Q: Can I change my vote after I have mailed my proxy card?
A: Yes. You can change your vote at any time before your proxy is voted at the special meeting by delivering a later-dated and signed proxy card or a written revocation of the proxy to our Secretary on or before the business day prior to the special meeting; by delivering a later-dated and signed proxy card or a written revocation to our Secretary at the special meeting prior to the taking of the vote on the reclassification transaction; or by attending the special meeting and voting in person.
Q: Do I need to attend the special meeting in person?
A: No. You do not have to attend the special meeting to vote your Community Financial shares.

Q: Should I send in my stock certificates now?
A: No. If you own in record name fewer than 1,000 shares of common stock of record after the reclassification transaction is completed, our transfer agent will send you written instructions for exchanging your stock certificates for shares of Class A common stock. If you own in record name 1,000 or more shares of our common stock after the redesignation transaction is completed, our transfer agent will send you written instructions for exchanging your stock certificates for shares of Class B common stock.
Q: Where can I find more information about Community Financial?
A: We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see page 52.
Q: Who can help answer my questions?
A: If you have questions about the reclassification transaction after reading this proxy statement or need assistance in voting your shares, you should contact Ann K. Marshall, Secretary of Gwinnett Community Bank at (770) 476-2775.
SPECIAL FACTORS
Overview of the Reclassification Transaction
          This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Community Financial and is to be used at a special meeting at which our shareholders will be asked to consider and vote upon a proposal to amend our articles of incorporation. If approved, the amendments will provide for the authorization of a new class of shares entitled Class A common stock, and the reclassification of shares of our common stock held by shareholders who own less than 1,000 of such shares into shares of the Class A common stock, on the basis of one share of Class A common stock for each share of common stock held by such shareholders. In addition, the amendments will provide for the redesignation of shares of common stock held by owners of 1,000 or more of such shares of common stock as Class B common stock. Unless each of the proposed amendments passes, none of the amendments will be implemented.
          If the amendments are approved as described below, record holders of less than 1,000 shares of our common stock prior to the reclassification transaction will no longer hold shares of common stock but, rather, will hold an equal number of shares of Class A common stock. Record shareholders holding 1,000 or more shares of common stock before the reclassification transaction will hold an equal number of shares of Class B common stock following the transaction. We intend, immediately following the reclassification transaction, to terminate the registration of our shares under the Securities Act of 1933, as amended, and our registration and further reporting under the Securities Exchange Act of 1934, as amended. As a result, all of our shareholders will lose the possible benefits of holding publicly registered securities.
          If approved by our shareholders at the special meeting and implemented by our board of directors, the reclassification transaction will generally affect our shareholders as follows:

Shareholder Position Prior To	Effect of
Reclassification Transaction	Reclassification Transaction
Shareholders holding in record name 1,000 or more shares of common stock	Shares will be redesignated as Class B common stock and will no longer be eligible for public trading; although our shares are not actively traded currently, this means that brokers will no longer be able to make a market in our common stock. Sales may continue to be made in privately negotiated transactions.

Shareholders holding in record name fewer than 1,000 of shares of common stock	Shares will be converted into an equal number of shares of Class A common stock. Sales may be made in privately negotiated transaction.

Shareholders holding common stock in “street name” through a nominee (such as a bank or broker)	The reclassification transaction will be effected at the record shareholder level. Therefore, regardless of the number of beneficial holders or the number of shares held by each beneficial holder, shares held in “street name” will be subject to the reclassification transaction, and the beneficial holders who hold their shares in “street name” will continue to hold the same number of shares as before the reclassification transaction.
          The effects of the reclassification transaction on each group of unaffiliated shareholders are described more fully below under “-Effects of the Reclassification Transaction on Shareholders of Community Financial,” and the effects on Community Financial are described more fully below under “-Effects of the Reclassification Transaction on Community Financial; Plans or Proposals after the Reclassification Transaction.”
Background of the Reclassification Transaction
          As an SEC reporting company, we are required to prepare and file with the SEC, among other items, the following:
•	Annual Reports on Form 10-KSB;
•	Quarterly Reports on Form 10-QSB;
•	Proxy Statements and related materials as required by Regulation 14A under the Securities Exchange Act; and
•	Current Reports on Form 8-K.
          In addition to the burden on management, the costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. These costs include securities counsel fees, auditor fees, costs of printing and mailing shareholder documents, and word processing, specialized software and filing costs. These registration and reporting related costs have been increasing over the years, and we believe they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on SEC-reporting companies by the recently enacted Sarbanes-Oxley Act of 2002.
          As of August ___, 2005, there were 1,200,894 shares of our common stock issued and outstanding, held by approximately 546 current record shareholders and, to our knowledge, approximately 32 persons who hold their shares in “street name” through brokers or other intermediaries. Of our approximately 546 shareholders, we believe that approximately 10.11% of our common stock is held by shareholders who hold fewer than 1,000 shares. Following the reclassification transaction, approximately 267 record shareholders will hold our Class A common stock and approximately 279 record shareholders will hold our Class B common stock.
          Our board of directors and management believe that the recurring expense and burden of our SEC reporting requirements described above, coupled with the time and expense of maintaining so many shareholder accounts, are not cost efficient for us. Becoming a non-SEC reporting company will allow us to avoid these costs and expenses.
          There can be many advantages to being a public company, possibly including a higher stock value, a more active trading market and the enhanced ability to use our stock to raise capital or make acquisitions. However, there is a limited market for our common stock, and historically our shares have been inactively traded. We have therefore not been able to effectively take advantage of these benefits. For example, we believe that in recent years the public marketplace has had less interest in public companies with a small market capitalization and a limited amount of securities available for trading. We believe it is highly speculative whether our common stock would ever achieve significant market value with an active and liquid market comprised of many buyers and sellers. In addition, as a result of our limited trading market, we are unlikely to be well-positioned to use our public company status to raise capital in the future through sales of our common stock in a public offering or to acquire other business entities using our stock as consideration. Moreover, our limited trading market and the fact that our common stock is not listed on any exchange or on the Over The Counter Bulletin Board could make it difficult for our shareholders to liquidate a large number of shares of our stock without negatively affecting the per share sale price.
          The board specifically considered the potential negative consequences of this transaction to our shareholders, and in particular, the shareholders who would be reclassified into Class A common stock. However, the board felt that although our shareholders will lose the limited benefits of holding publicly registered securities and that the holders of Class A common stock will additionally lose their voting rights (except upon a change in control transaction), that the benefit of the reclassification transaction to allow our shareholders receiving Class A common stock to continue to have an equity interest in Community Financial and therefore participate in any future value received as a result of a sale of Community Financial, if any, outweighed these potential negative consequences. That being said, the board also considered that certain shareholders who would receive Class A common stock in the reclassification transaction may opt to receive cash for their shares instead which prompted the board in its decision to voluntarily, by board resolution, extend the application of the Georgia dissenters’ rights statute to this transaction. As a result, the board determined that any potential negative consequences were significantly outweighed by the positive attributes of this transaction.
          Therefore, our board of directors and management concluded that the benefits of being an SEC-reporting company are substantially outweighed by the burden on management and the expense related to the SEC reporting obligations. Please refer to “-Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” for a further discussion of the reasons supporting the reclassification transaction.

          As a result of the board’s conclusions, our management began to explore the possibility of reducing our number of record shareholders to below 300 in order to terminate our periodic reporting obligations to the SEC.
          In 2004, our board initially began to evaluate generally the advantages and disadvantages of repurchasing shares from shareholders. At this time, the board informally considered the possible methods of repurchasing shares, including an open market repurchase plan, a fixed price tender offer and a Dutch auction tender offer. There was no consensus on the board regarding the best course of action at this time, thus, no formal action was taken, and the board did not focus on terminating our reporting obligations. No other actions were taken by the board or management at this time.
          Since February 2005, our management and board started to meet with our independent accountants and legal counsel to discuss alternatives to better manage our large shareholder base and thinly traded common stock. The alternatives considered included a possible going private transaction, various structures of which were discussed, as well as alternatives to a going private transaction, such as a tender offer, stock repurchases on the open market, a reverse stock split, whereby shareholders owning less than a certain number of our shares would be “cashed-out”, the issuance of Class A common stock to holders of a smaller number of shares of common stock, and other methods of reducing the number of outstanding shares of our common stock (although not necessarily the number of our record shareholders), as well as continuing operations as a public company. No actions were taken by the board or the officers at this time in order to allow the officers to focus primarily on year-end reporting matters, including preparation and distribution of the annual meeting proxy statement and annual report to shareholders, as well as preparation of the Form 10-KSB for the year ended December 31, 2004.
          At each subsequent monthly meeting of the board of directors, the cost of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 was discussed. The board also awaited news on any possible reform that might be enacted to help the burden on small companies, especially financial institutions which are already heavily regulated. In addition, the board kept abreast of the actions of other financial institutions embarking on means to terminate reporting with the Securities and Exchange Commission. It was determined that most other financial institutions elected for a reverse stock split, however, the board of directors unanimously agreed not to pursue a reverse stock split because they did not want to “force-out” any of its loyal shareholders. Similarly, a tender offer solution was rejected as it was uncertain it would reduce the number of shareholders to the necessary level to allow the company to deregister. The board was seeking a viable alternative in order to allow shareholders to retain their ownership interest in the Company if they so desired.
          Shortly thereafter, the board became aware of a financial institution which too was seeking a means to become a private company without completing a reverse stock split. The process, which called for the formation of a new class of preferred stock in order to reduce the number of shareholders to less than 300 shareholders in each class of stock, appeared to accomplish the board’s objectives of giving the shareholder ultimate flexibility by allowing the shareholder the ability to retain its ownership interest in the company or utilize dissenters’ rights to obtain cash in lieu of stock if they desired. The board asked our legal counsel to review the transaction to determine if it would be a viable solution. Legal counsel reported that there might be unfavorable tax consequences for the shareholders that would be reclassified to preferred stock. However, it was determined that the unfavorable tax consequence could be avoided if the new shares were instead issued as a class of common stock. In order to retain the required distinction in the new class of stock from the existing class of stock, many of the privileges afforded to a preferred stockholder would be afforded to the new Class A common stock in exchange for giving up their voting rights (except upon a change in control transaction). The board determined to pursue this method specifically to avoid any unfavorable tax consequences to our shareholders.

          At a regular meeting of the board of directors held on May 19, 2005, the board reviewed our strategic alternatives, including the potential advantages and disadvantages of a going private transaction and continuing operations as an SEC-reporting company. At this meeting, after substantial discussion of the alternatives, the board of directors directed management to further analyze the costs and benefits of a going private transaction. Our board’s determination to evaluate a going private transaction was based, among other things, on:
•	the administrative burden and expense of making our periodic filings with the SEC;
•	the increased flexibility, as a non-SEC reporting company, that management might have to consider and initiate actions that may produce long-term benefits and growth;
•	the administrative burden and expense of maintaining numerous shareholder accounts; the low trading volume of our common stock and the resulting lack of an active market for our shareholders;
•	the desire that a going-private transaction could be structured in a manner that all shareholders would still retain an equity interest in Community Financial, and would not be forced out by means of a cash reverse stock split or other transaction; and
•	the estimated expense of a going private transaction.
          At the meeting, management provided information regarding the number of resultant shareholders if a 1,200 share cutoff number was utilized, as well as an estimate if a 1,000 share cutoff was adopted. The board adopted the 1,000 share cutoff number believing that it would still accomplish our objectives to eliminate its reporting obligations while, at the same time, reducing the number of shareholders who would be affected by the reclassification transaction.
          As a part of the board’s discussion, the board unanimously determined not to form an independent special committee to evaluate the proposed reclassification transaction. In making this determination, the board took into consideration the fact that our board members would be treated the same as any other shareholders who hold 1,000 or more shares, that it was expected that all of our board members would become holders of Class B common stock following the reclassification transaction, and that the 1,000 share cutoff number had been proposed, and ultimately was selected as described below, solely because the board felt that it was the most efficient and effective means to assure reduction in our holders of common stock to fewer than 300, with absolutely no consideration in this share cutoff number being given to the level of board share ownership. In fact, the board desired to select a share cutoff number that would affect the fewest number of shareholders as possible but would still fully recognize the board’s purpose for this transaction. As a result, the board felt that consideration of the transaction by the full board was a sufficient procedural safeguard that made it unnecessary to form a special committee. In addition and in order to further protect Community Financial and its shareholders, the board decided to provide the proposed Class A shareholders with an opportunity to liquidate their shares of common stock through the exercise of dissenters’ rights prior to the reclassification transaction.
          The board also unanimously determined not to offer neutralized voting, or approval of the transaction by a majority of unaffiliated shareholders. Because affiliated and unaffiliated shareholders would be treated identically under the terms of the reclassification transaction as proposed, the board did not believe that this procedural safeguard was a necessary measure. Although the board of directors believes that the procedural safeguards of a special committee and neutralized voting were not necessary, in rendering its determination, the board did consider that the members of the board and the executive officers of Community Financial control approximately 25.05% of the voting power of our outstanding common stock and would control an increased voting percentage following the proposed transaction. See

"-Effects of the Reclassification Transaction on Community Financial; Plans or Proposals After the Reclassification Transaction-Effect on our Directors and Executive Officers” for a further discussion of the effect on director and executive officer share ownership.
          At the end of the meeting, and after discussion, the board unanimously approved the reclassification transaction and the amendments to the articles of incorporation.
          In approving the reclassification transaction, the board took into consideration the fact that holders of less than 1,000 shares of our common stock would not be “cashed out” but, rather, would retain an equity interest in Community Financial and therefore participate at the same value per share as holders of Class B common stock in the event of any sale of Community Financial. The board also considered that, because shareholders would be aware of the 1,000 share cutoff for having shares of common stock reclassified into shares of Class A common stock, small shareholders who would prefer to become holders of Class B common stock of Community Financial, despite the board’s recommendation, could elect to do so by acquiring sufficient shares so that they would hold at least 1,000 shares in their own name immediately prior to the reclassification transaction. This would allow a small shareholder to have some control over the decision as to whether to become a holder of Class B common stock after the reclassification transaction is effected, or to have their shares of common stock reclassified into Class A common stock in the transaction. In addition, beneficial owners would have their shares of common stock reclassified into Class A common stock if they were record owners instead of beneficial owners, and those who wish to receive those shares of Class A common stock from us as a part of the reclassification transaction, would have the ability to inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account into their own name. The board felt that this flexibility helped to balance the interests of the shareholders that will receive Class B common stock and shareholders who would have their shares of common stock reclassified into Class A common stock.
          In determining the number of shares a shareholder needed to own in order to remain a Class B common stock shareholder after the reclassification transaction, the board’s primary consideration was how best to achieve the goal of becoming a non-SEC reporting company while at the same time allowing all shareholders to retain an equity ownership interest in Community Financial. The board considered a variety of cutoff numbers including using 800 shares as the minimum number of shares a shareholder needed to own in order to continue as a holder of Class B common stock after the reclassification transaction. The board determined, however, that 850 shares was too low of a threshold because, although there would be fewer than 300 record shareholders if a transaction were completed at that level, the number of holders of Class A common stock would be reduced to 265, and the number of holders of Class B common stock would be reduced to 281, a level that the board felt was too high and would not allow for any growth going forward. In addition, the board considered that a higher ratio would also sufficiently reduce the shares outstanding so that re-registration of the common stock would not be required in the near future, even if shareholders who hold their shares in street name transfer ownership of their shares into their record names. Therefore, the board selected 1,000 shares as the minimum number of shares required to become a record shareholder of Class B common stock. This number was chosen because it represented a cut-off among shareholders that would likely result, after completion of the reclassification transaction, in the number of record shareholders being less than the 300 record shareholder limit necessary to terminate our reporting requirements with the SEC. At the same time, this would result in a relatively moderate number of shares (estimated at approximately 122,401, or 10.19%, of our outstanding shares at the time of the meeting) being reclassified into common stock in the proposed reclassification transaction.
          The board determined that the proposed transaction was fair to our unaffiliated shareholders, and specifically with respect to the unaffiliated shareholders receiving Class A common stock in the reclassification transaction and to the unaffiliated shareholders receiving Class B common stock in the redesignation. In making this determination, the board did not utilize the following procedural safeguards:
•	the reclassification transaction was not structured to require separate approval by a majority of those shareholders who are not our executive officers or directors; and
•	the board of directors did not retain any unaffiliated representative to act solely on behalf of shareholders who are not officers or directors for purposes of negotiating the terms of the reclassification transaction or to prepare a report regarding the fairness of the transaction.
          We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations.
Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation
          We are undertaking the reclassification transaction at this time to end our SEC reporting obligations, which will enable us to save the substantial costs associated with being a reporting company, and these costs are only expected to increase over time. The specific factors considered in electing at this time to undertake the reclassification transaction and become a non-SEC reporting company are as follows:
•	We estimate that we will eliminate costs and avoid immediately anticipated future costs of approximately $90,000 annually by eliminating the requirement to make periodic reports and reducing the expenses of shareholder communications. These expenses include legal expenses ($30,000), accounting expenses ($27,000), printing and postage ($33,000), necessitated by a large group of shareholders that hold a small interest in the outstanding shares of common stock. We will also realize cost savings by avoiding the need to add additional staff and from reduced staff and management time ($22,000) spent on reporting and securities law compliance matters. In addition to these annual costs, which we expect to increase over time, we estimate saving approximately $100,000 of one time costs associated with implementing the requirements of the Sarbanes-Oxley Act of 2002;
•	We believe that, as a result of the recent disclosure and procedural requirements resulting from the Sarbanes-Oxley Act of 2002, the legal, accounting and administrative expense, and diversion of our board of directors, management and staff effort necessary to continue as an SEC reporting company will continue to increase, without a commensurate benefit to our shareholders. We expect to continue to provide our shareholders with financial information by disseminating our annual reports, but the costs associated with these reports are substantially less than those we incur currently;
•	In the board of directors’ judgment, little or no justification exists for the continuing direct and indirect costs of registration with the SEC, which costs have recently increased as a result of heightened government oversight, given the low trading volume in our common stock and the fact that approximately 10.19% of our shareholders hold fewer than 1,000 shares, and given that our earnings are sufficient to support growth and we therefore do not depend on raising capital in the public market, and do not expect to do so in the near future. If it becomes necessary to raise additional capital, we believe that there are adequate sources of additional capital available, whether through borrowing at the holding company level or through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital when required, or that the cost of additional capital will be attractive;
•	Operating as a non-SEC reporting company will reduce the burden on our management that arises from the increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the communities in which we operate;
•	Operating as a non-SEC reporting company will increase management’s flexibility to consider and initiate actions that may produce future benefits and growth;
•	The reclassification transaction proposal allows us to discontinue our reporting obligations with the SEC, and allows those shareholders receiving shares of Class A common stock to still retain an equity interest in Community Financial and therefore participate at the same value per share as holders of Class B common stock in the event of any sale of Community Financial; and
•	Completing the reclassification transaction at this time will allow us to begin to realize the cost savings and allow our management to redirect its focus to our customers and communities.
          We considered that some shareholders may prefer to continue as shareholders of Community Financial as an SEC-reporting company, which is a factor weighing against the reclassification transaction. However, we believe that the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC outweigh any advantages. Historically, our shares of common stock have been inactively traded. For example, over the past year, only 1,726, or less than .01%, of our outstanding shares of common stock were traded. Also, we have no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for such acquisition. Accordingly, we are not likely to make use of any advantage that our status as an SEC-reporting company may offer.
          Other than the cost savings and other benefits associated with becoming a non-SEC reporting company, as outlined above, we do not have any other purpose for engaging in the reclassification transaction at this particular time.
          In view of the wide variety of factors considered in connection with its evaluation of the reclassification transaction, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.
          The reclassification transaction, if completed, will have different effects on the holders of the redesignated Class B common stock and those receiving shares of Class A common stock in the reclassification transaction, although all of our shareholders will lose the benefits of holding publicly registered securities. You should read the discussions under “-Community Financial’s Position as to the Fairness of the Reclassification Transaction” and “-Effects of the Reclassification Transaction on Shareholders of Community Financial” for more information regarding these effects of the reclassification transaction.
          We considered various alternative transactions to accomplish the proposed transaction, but ultimately elected to proceed with the reclassification transaction. The following were the alternative transactions considered, but rejected:
•	Odd-lot Tender Offer. The board believed that this alternative might not result in shares being tendered by a sufficient number of record shareholders to reduce the number of shareholders below 300. The board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares given the limited value of the shares and the relative inconvenience associated with a tender.

•	Tender Offer to all Unaffiliated Shareholders. Our board of directors determined that we do not have the funds to effect a tender offer and would have to incur an unacceptably high amount of additional debt, if available, in order to effect this transaction. In addition, there might not be a sufficient number of record shareholders tendering their shares to reduce the number of record shareholders below 300, resulting in the requirement of a second-step merger.

•	Cash-Out Merger. The board considered a cash-out merger of Community Financial into a newly-formed corporation, with the conversion of the outstanding shares occurring in the same general manner and ratios as in the reclassification transaction. However, the board determined that a cash-out merger was not a preferable option because it did not offer shareholders an opportunity to retain an equity interest in Community Financial.

•	Business Combination. We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. The board believes that by implementing a deregistration transaction, our management will be better positioned to focus its attention on our customers and the communities in which we operate, and expenses will be reduced.

•	Maintaining the Status Quo. The board considered maintaining the status quo. In that case, we would continue to incur the significant expenses, as outlined above, of being an SEC reporting company without the expected commensurate benefits. Thus, the board considered maintaining the status quo not to be in our best interests or the best interests of our unaffiliated shareholders and rejected this alternative.
          See “-Purpose and Structure of the Reclassification Transaction” for further information as to why this reclassification transaction structure was chosen.
Community Financial’s Position as to the Fairness of the Reclassification Transaction
          Based on a careful review of the facts and circumstances relating to the reclassification transaction, our board of directors believes that the reclassification transaction and the terms and provisions of the reclassification transaction, are substantively and procedurally fair to all of our unaffiliated shareholders. Our board of directors unanimously approved the reclassification transaction.
          In concluding that the terms and conditions of the reclassification transaction, including the shares of Class A common stock to be received by holders of less than 1,000 shares of common stock and shares of Class B common stock to be received by holders of 1,000 or more shares of common stock, are substantively fair to our unaffiliated shareholders, our board of directors considered a number of factors. In its consideration of both the procedural and substantive fairness of the transaction, the board considered the potential effect of the transaction as it relates to all shareholders generally, to shareholders receiving Class A common stock and to shareholders receiving Class B common stock. Because the transaction will affect shareholders differently only to the extent that some will receive shares of Class A common stock in the reclassification transaction and some will receive shares of Class B common stock in the redesignation, these are the only groups of shareholders with respect to which the board considered the relative fairness and the potential effects of the transaction. See “-Effects of the Reclassification Transaction on Shareholders of Community Financial.”
          The substantive factors that our board of directors considered positive for all unaffiliated shareholders, including those that will be redesignated as Class B common stock as well as those will have their shares reclassified as Class A common stock, included the following:
•	our common stock trades infrequently, with only 4 reported trades occurring within the 12 month period ending June 30, 2005, involving only 1,726 shares, or less than .01% of our outstanding common stock, a volume that the board felt did not provide our shareholders with sufficient opportunity to easily obtain cash for their shares;
•	our smaller shareholders who prefer to remain as holders of Class B common stock of Community Financial, despite the board’s recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 1,000 shares of common stock in their own names immediately prior to the reclassification transaction (many of our shareholders are affiliated with other shareholders through family relationships, business relationships, etc. and the Company feels that this fact will give certain shareholders who hold less than 1,000 shares give the ability to acquire additional shares should they so desire, despite the fact that there is a very small trading market for shares of the Company’s common stock — moreover, shareholders have the ability to contact a stockbroker or use any other means, including contacting Community Financial to obtain a list of our shareholders, in order to find and acquire additional shares of common stock);
•	beneficial owners who hold their shares in “street name,” who would receive shares of Class A common stock if they were record owners instead of beneficial owners, and who wish to receive shares of Class A common stock as if they were record owners instead of beneficial owners, can work with their broker or nominee to transfer their shares into a record account in their own name so that they receive shares of Class A common stock;
•	shareholders receive limited benefit from us being an SEC-reporting company because of our small size, the lack of analyst coverage, and very limited trading of our common stock and will realize the potential benefits of termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with SEC reporting requirements; and
•	shareholders will continue to have the opportunity to participate in our future growth and earnings, including upon any sale of Community Financial.
          In addition to the positive factors applicable to all of our unaffiliated shareholders set forth above, the substantive factors that the board of directors considered positive for only those shareholders receiving Class A common stock included:
•	they would continue to have an equity interest in Community Financial and therefore participate in any future value received as a result of any sale of Community Financial at the same value per share as holders of Class B common stock;
•	the holders would have a preference to the holders of Class B common stock in the payment of any dividends by Community Financial; and
•	no brokerage or other transaction costs are to be incurred by them in connection with the reclassification of their shares of common stock into Class A common stock.

          The board is also aware of, and has considered, the impact of certain potentially countervailing factors on the substantive fairness of the reclassification transaction to the unaffiliated shareholders. The substantive factors that our board of directors considered as potentially negative for all unaffiliated shareholders included:
•	the shareholders, following the reclassification transaction, will have restrictions on their ability to transfer their shares of our Class B common stock and Class A common stock because our shares will no longer be publicly registered and will be tradable only in privately-negotiated transactions, and there will not be a public market for our Class B common stock or Class A common stock, although, based on the historically low trading volume for the common stock, this factor is expected to have a limited impact;
•	they will have reduced access to our financial information once we are no longer an SEC-reporting company, although we do intend to continue to provide all shareholders with our annual reports and periodic information; and
•	the fact that shareholders will lose certain protections currently provided under the Securities Exchange Act, such as limitations on short-swing transactions by executive officers and directors under Section 16 of the Securities Exchange Act.
          In particular, the substantive factors that our board of directors considered as potentially negative for only those shareholders receiving Class A common stock included:
•	they will be required to surrender their shares involuntarily in exchange for the Class A common stock although the board believes that since the shares of Class A common stock are convertible into Class B common stock upon a change in control, they will still have the opportunity to participate in any future growth and earnings of Community Financial. In addition, such shareholders have the opportunity to liquidate their shares of common stock through the exercise of dissenters’ rights prior to the reclassification transaction.
          Our board of directors believes that these potentially countervailing factors did not, individually or in the aggregate, outweigh the overall substantive fairness of the reclassification transaction to our unaffiliated shareholders, whether they be shareholders owning shares of Class A common stock or Class B common stock, and that the foregoing factors are outweighed by the positive factors previously described. Although the holders of Class A common stock will lose their voting rights as a result of the reclassification transaction, the board believes that the liquidation preference, dividend preference and automatic conversion features of the Class A common stock make the reclassification substantively fair to those shareholders receiving Class A common stock. Additionally, the board believes that the reclassification transaction and redesignation is substantively fair to those shareholders receiving Class B common stock because although they will become junior to the Class A common stock in dividend and liquidation preferences, they will retain all voting rights.
          We believe that the reclassification transaction is also procedurally fair to our unaffiliated shareholders, including those that are receiving shares of Class A common stock, as well as those shareholders who are receiving shares of Class B common stock. In concluding that the reclassification transaction is procedurally fair to all of our unaffiliated shareholders, the board of directors considered a number of factors. The procedural factors that our board of directors considered positive for all unaffiliated shareholders, including shareholders receiving Class A common stock and Class B common stock, in determining that the reclassification transaction is procedurally fair included the following:

•	the reclassification transaction is being effected in accordance with all applicable requirements of Georgia law;
•	our board of directors consists of a majority of independent members (only one of our eight directors is a member of management and none of the other seven directors receive any form of compensation from us other than for their service as directors), and, accordingly, there was no need to form a special committee or retain any unaffiliated representative(s) to represent unaffiliated shareholders, as the board was able to adequately balance the competing interests of the shareholders in accordance with their fiduciary duties. Although our board members do own stock in Community Financial, the 1,000 share cutoff set in the reclassification transaction was determined without regard to the directors’ share ownership, and as this represented the sole potential conflict of interest and the board members will be treated identically to all other shareholders in the reclassification transaction, the board did not feel that any additional protections that may be afforded by a special committee would be significant;
•	management and the board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company, each of which was determined to be impractical, more expensive than the reclassification transaction, involving a cash-out of certain of our shareholders, or potentially ineffective in achieving the goals of allowing shareholders to retain an equity ownership in Community Financial while at the same time, eliminating the costs and burdens of public company status; and
•	shareholders will have the opportunity to determine whether or not they will remain shareholders owning shares of Class B common stock or shares of Class A common stock after the reclassification transaction by acquiring sufficient shares so that they hold at least 1,000 shares of common stock immediately prior to the reclassification transaction or selling sufficient shares so that they hold less than 1,000 shares of common stock immediately prior to the reclassification transaction, so long as they act sufficiently in advance of the reclassification transaction so that the sale or purchase is reflected in our shareholder records by the close of business (local time) on the effective date of the reclassification transaction.
          The board is aware of, and has considered, the impact of the following potentially countervailing factors which affect both shareholders receiving Class A common stock as well as those receiving Class B common stock to the same degree on the procedural fairness of the reclassification transaction:
•	although the interests of the shareholders receiving shares of Class A common stock are different from the interests of the shareholders receiving Class B common stock and may create actual or potential conflicts of interest in connection with the reclassification transaction, neither the board nor any of the directors retained an independent, unaffiliated representative to act solely on behalf of the shareholders receiving shares of Class A common stock or Class B common stock for the purpose of negotiating the terms of the reclassification transaction or preparing a report concerning the fairness of the reclassification transaction;
•	the transaction is not structured to require approval of at least a majority of unaffiliated shareholders; however, the board determined that any such voting requirement would improperly usurp the power of the holders of a majority of our outstanding shares to consider and approve the proposed amendments as provided in our articles of incorporation and under Georgia law;
•	we did not solicit any outside expressions of interest in acquiring Community Financial; and

•	we did not receive a report, opinion, or appraisal from an outside party as to the value of our common stock, Class A common stock or Class B common stock, the fairness of the transaction to those shareholders receiving shares of Class A common stock, the fairness of the transaction to those shareholders receiving shares of Class B common stock, or the fairness of the transaction to Community Financial or to unaffiliated shareholders.
          The board of directors believes that the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the reclassification transaction to our unaffiliated shareholders, whether they will be receiving shares of Class A common stock or shares of Class B common stock, and the foregoing factors are outweighed by the procedural safeguards previously described. In particular, with reference to the lack of a special committee, the board felt that the consideration of the transaction by the full board, whose sole conflict of interest is a relatively insignificant increase in aggregate share ownership following the reclassification transaction and who will be treated identically to unaffiliated shareholders in the reclassification transaction, was a sufficient procedural safeguard that made it unnecessary to form a special committee or retain an independent fairness advisor.
          In addition, with respect to the determination not to seek a valuation, our board felt that the fact that shareholders receiving Class A common stock would continue to retain an equity interest in Community Financial and also would have certain preferences to holders of Class B common stock in any payment of dividends by Community Financial and upon liquidation, presented sufficient protection in value to such shareholders while at the same time affording them the right to convert their shares of Class A common stock into common stock upon any sale of Community Financial and thus participate equally with the holders of Class B common stock in any sale of Community Financial. Additionally, the liquidation and dividend preference rights counterbalance the loss of voting rights of the Class A common stock to minimize any difference in relative value of the Class A common stock and Class B common stock.
          The board also considered the difference in value between the Class B common stock with voting rights and Class A common stock without such voting rights (except upon a change in control transaction) to be minimal, since the holders of common stock whose shares would be reclassified into Class A common stock in the transaction currently own shares representing approximately 10.19% of the outstanding shares of common stock and voting rights. Thus, the holders of common stock whose shares will be reclassified into Class A common stock do not currently have the ability to affect a vote without participation from holders of common stock whose shares will be redesignated as Class B common stock. Conversely, the holders of the outstanding shares of common stock whose shares will be redesignated as Class B common stock after the transaction, currently own shares representing approximately 89.81% of the outstanding voting rights which, after the transaction, would increase by 10.19% to 100% (an amount the board does not believe to be material for valuation purposes of the shares because such holders would have already been able to affect a vote even without participation of those holders whose shares will be reclassified as Class A common stock, except upon a change in control transaction). Furthermore, the shares of Class A common stock have other rights and preferences (including dividend and liquidation preferences) that counterbalance this loss of voting rights.
          Shareholders receiving Class A common stock will also have the opportunity to exercise dissenters’ rights under Georgia law to the extent that they do not believe that the reclassification of their shares of common stock into Class A common stock is acceptable or fair to them.
          We therefore believe that the reclassification transaction is substantively and procedurally fair to our unaffiliated shareholders, including those that will be receiving Class A common stock and those that will be receiving Class B common stock in the redesignation, for the reasons and factors described above.

In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole. None of the substantive or procedural factors that we considered led us to believe that the reclassification transaction is unfair to any of our unaffiliated shareholders.
          No unaffiliated person has made any offer during the past two years regarding our merger or consolidation with or into such person, for the sale or other transfer of all or any substantial part of our assets, or for the purchase of a controlling number of shares of our common stock.
          In reaching a determination as to fairness, we did not consider the liquidation value of our assets, the current or historical market price of those shares, our net book value, or our going concern value to be material since shareholders are not being “cashed out” in connection with the reclassification transaction and the shares of Class A common stock afford those holders to participate equally with the holders of Class B common stock in any sale of Community Financial. We also did not consider any repurchases by Community Financial over the past two years or any report, opinion or appraisal or firm offers by unaffiliated parties within the past two years.
          Neither we nor any of the members of our board of directors received any reports, opinions or appraisals from any outside party relating to the reclassification transaction or the fairness of the consideration to be received by our shareholders.
          We have not made any provision in connection with the reclassification transaction to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, our board determined that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders. With respect to obtaining counsel or appraisal services solely for unaffiliated shareholders at our expense, the board did not consider these actions necessary or customary. Our board also considered the fact that under Georgia corporate law, and subject to certain conditions set forth under Georgia law, shareholders have the right to review our relevant books and records of account.
Board Recommendation
          Our board of directors believes the terms of the reclassification transaction are fair and in the best interests of our unaffiliated shareholders and unanimously recommends that you vote “FOR” the proposal to adopt the amendments to our articles of incorporation that will allow us to effect the reclassification transaction.
Purpose and Structure of the Reclassification Transaction
          The purposes of the reclassification transaction are to:
•	consolidate ownership of our common stock in under 300 record shareholders of common stock, which will discontinue our SEC-reporting requirements and thereby achieve significant cost savings;

•	allow all of our shareholders to retain an equity interest in Community Financial; and

•	allow our management to refocus time spent on SEC-reporting obligations and shareholder administrative duties to our business.
          For further background on the reasons for undertaking the reclassification transaction at this time, see “–Background of the Reclassification Transaction” and “–Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation.”

          The proposed transaction has been structured as a stock reclassification transaction to allow small shareholders the opportunity to retain an equity interest in the future value of Community Financial by receiving the shares of Class A common stock, to avoid disruption to shareholders of 1,000 or more shares of common stock who would remain unaffected in the transaction (except for the redesignation of their shares into Class B common stock and the loss of the benefits of holding publicly registered securities), and to limit the costs of the reclassification transaction by avoiding costs associated with cashing out the shares of the holders of 1,000 or less shares of common stock.
          The board elected to structure the transaction to take effect at the record shareholder level, meaning that we will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be reclassified into shares of Class A common stock. The board chose to structure the transaction this way in part because it determined that this method would provide us with the best understanding at the effective time of how many shareholders would receive shares of Class A common stock, because our transfer agent will be able to provide it with a complete and final list of all record shareholders at the effective time. In addition, the board considered that effecting the transaction at the record shareholder level would allow shareholders some flexibility with respect to whether they will be receiving shares of Class A common stock or will receive shares of Class B common stock in the redesignation. See “Effect of the Reclassification Transaction on Shareholders of Community Financial–Examples.” The board felt that this flexibility would help to enhance the substantive fairness of the transaction to all shareholders. Overall, the board determined that structuring the reclassification as one that would affect shareholders at the record holder level would be the most efficient and cost-effective way to achieve its goals of deregistration, notwithstanding any uncertainty that may be created by giving shareholders the flexibility to transfer their holdings. For further background on the alternative structures considered by the board of directors and the selection of the split ratio, see “–Background of the Reclassification Transaction” and “–Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation.”
Effects of the Reclassification Transaction on Community Financial; Plans or Proposals after the Reclassification Transaction
          The reclassification transaction will have various positive and negative effects on us, which are described below.
     Effect of the Proposed Transaction on Common Stock Outstanding
          Our articles of incorporation currently authorize the issuance of 10,000,000 shares of common stock. As of the record date, the number of outstanding shares of common stock was 1,200,894. Based upon our best estimates, if the reclassification transaction had been consummated as of the record date, and assuming no shareholders exercise dissenters’ rights, the number of outstanding shares of common stock would have been reduced from 1,200,894 to approximately 1,078,493, there would be 122,401 shares of Class A common stock issued, the number of record shareholders of common stock (or Class B common Stock) would have been reduced from approximately 546 to approximately 279, or by approximately 267 record shareholders, and approximately 267 record shareholders of Class A common stock will have been created.
          The number of authorized shares of common stock will remain unchanged after completion of the reclassification transaction. After completion of the reclassification transaction, we will still have 10,000,000 authorized shares of common stock, of which approximately 1,078,493 will be issued and outstanding. We have no current plans, arrangements or understandings to issue any common stock except as options may be exercised pursuant to our stock option plan.

     Effect of the Proposed Transaction and Class A Common Stock
     As noted above, assuming that reclassification is consummated and no shareholders exercise dissenters’ rights the number of shares of Class A common stock that will be issued in the transaction will be approximately 122,401 shares. The amendments to our articles of incorporation will authorize us to issue 2,000,000 shares of Class A common stock. The shares of Class A common stock that will be issued in the reclassification will constitute a new and separate class, having those rights described on page 42 of this proxy statement as well as in the attached Appendix A. There will also be 8,000,000 shares of this series of Class B common stock authorized, with approximately 1,078,493 outstanding following the closing of the reclassification transaction. For additional information regarding our capital structure after the reclassification transaction, see “Description of Capital Stock.”
     Termination of Securities Exchange Act Registration and Reporting Requirements
Upon the completion of the reclassification transaction, we expect that each class of our common stock will be held by fewer than 300 record shareholders. Accordingly, our obligation to continue to file periodic reports with the SEC will terminate pursuant to Rule 12h-3 of the Securities Exchange Act.
The termination of the filing requirement will substantially reduce the information required to be furnished by us to our shareholders and to the SEC. Therefore, we estimate that we will eliminate costs and avoid immediately anticipated future costs associated with these filing requirements, which we estimate to be approximately $90,000 on an annual basis. These annual costs are broken down as follows:

Independent Auditors	$27,000
SEC Counsel	30,000
Printing and Mailing	33,000

Total	$90,000

          In addition to those annual costs, we estimate saving approximately $100,000 of one-time costs associated with implementing the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.
          As a result of the termination of the registration under the Securities Exchange Act, we will cease to be subject to various reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act of 2002, including primarily the annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, and current reports on Form 8-K. Currently, we are required to disclose information such as the description of business and property, legal proceedings, management’s discussion or analysis or plan of operation and current financial statements in reports on Forms 10-KSB and 10-QSB. In addition, as a registrant under the Securities Exchange Act, we are required to file current reports on Form 8-K to disclose any material event immediately following its occurrence. After this transaction and upon termination of our registration under the Securities Exchange Act, we will no longer be subject to those reporting requirements or the liability provisions of the Securities Exchange Act and our executive officers will no longer be required to certify as to the accuracy of our financial statements.
          We and our bank subsidiary are highly regulated by the Federal Reserve, Federal Deposit Insurance Corporation (“FDIC”) and Georgia Department of Banking and Finance (“Georgia Department”) and will be continuously subject to various reporting and disclosure requirements as prescribed by federal and state banking regulation regardless of the termination of registration under the Securities Exchange Act. For instance, we are required to file financial statements on Forms FR Y-9C and FR Y-9SP with Federal Reserve on a quarterly basis. In addition, we are also required to file with FDIC the Consolidated Reports of Condition and Income for our subsidiary bank on Form FFIEC 041 on a quarterly basis. All the reports filed by us with Federal Reserve, FDIC and Georgia Department are public records and are accessible to the public through their websites or upon request.
          Under Georgia law, we are currently subject to, and will continue to be subject to following the termination of the registration under the Securities Exchange Act, various disclosure requirements as a Georgia bank holding company. Upon request in writing or by electronic transmission, we are required to promptly mail to any shareholder of record a copy of our most recent balance sheet and profit and loss statement. In addition, we must report any indemnification or advance made to a director in writing to the shareholders with or before the notice of the next shareholders’ meeting. Our shareholders are also entitled to inspect and copy, upon 5 days prior notice and during regular business hours at the our principal office, our corporate records, including, among others, the articles of incorporation, bylaws, list of the names and business addresses of our current directors and officers, our financial statements furnished for the past three years and the shareholder list. Furthermore, pursuant to the regulation prescribed by the Georgia Department, we are required to provide our shareholders, on or before the annual shareholders’ meeting, with an audit report containing the consolidated and parent-only financial statements.
     Effect on Trading of Common Stock
          Our common stock is not actively traded. Once we stop filing reports with the SEC, our common stock will no longer be available and qualified for public trades.
     Effect on Statutory Anti-Takeover Protections
          We do not anticipate that the reclassification will affect the application of certain provisions of Georgia corporate law that protect corporations from hostile takeovers and abusive takeover tactics. These provisions prohibit a person from engaging in specified transactions with the corporation after that person has acquired a significant portion of the corporation’s shares.
     Other Financial Effects of the Reclassification Transaction
          We expect that the professional fees and other expenses related to the reclassification transaction of approximately $50,000 will not have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow.
     Effect on Options
          The Community Financial 2005 Stock Option Plan will continue to relate to shares of the Class B common stock following the transaction, and any shares issued thereunder will be shares of Class B common stock. On June 16, 2005 the board of directors granted 18,700 incentive stock options to two executive officers of Community Financial under the 2005 Stock Option Plan.
     Effect on Conduct of Business after the Transaction
          We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.

     Effect on Our Directors and Executive Officers
          It is not anticipated that the reclassification transaction will have any effect on our directors and executive officers, other than with respect to their relative share ownership, and related changes in the book value and earnings per share associated with those shares. We expect that all except one of our directors and officers will hold more than 1,000 shares at the effective time of the reclassification transaction. As a result, they will hold 300,338 shares of Class B common stock after the reclassification transaction. However, because total outstanding voting shares will be reduced, this group will hold a larger relative percentage of our voting common stock. As of the record date, these directors and officers collectively beneficially held 532,038 shares, or 43.12%, of our common stock, and had voting power over 300,838 shares, or 25.05%, of our common stock. Based upon our estimates, taking into account the effect of the reclassification transaction on our outstanding shares as described above, the directors and executive officers will beneficially hold 47.82% of our common stock and will have voting power with respect to 27.85% of our common stock.
     Plans or Proposals
          Other than as described in this proxy statement, neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our assets, to change our board of directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe there are significant advantages in effecting the reclassification transaction and becoming a non-SEC reporting company. Although our management does not presently have any intent to enter into any transaction described above, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares or entering into any other arrangement or transaction we may deem appropriate. In this event, our Class B shareholders may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to the Class A shareholders in the reclassification transaction.
Effects of the Reclassification Transaction on Shareholders of Community Financial
          The general effects of the reclassification transaction on the shareholders owning Class B common stock and those owning Class A common stock are described below.
     Effects of the Reclassification Transaction on the Shareholders Receiving Class A Common Stock
          The reclassification transaction will have both positive and negative effects on the shareholders receiving Class A common stock. All of these changes will affect unaffiliated and affiliated shareholders receiving Class A common stock in the same way. Our board of directors considered each of the following effects in determining to approve the reclassification transaction.
     Positive Effects:
          As a result of the reclassification transaction, the shareholders receiving Class A common stock will:
•	have a preference to the holders of Class B common stock in the distribution of any dividend by Community Financial;

•	will have their shares automatically converted into shares of Class B common stock upon a change in control of Community Financial, on the basis of one share of Class B common stock for each share of Class A common stock, and thus will participate equally with the holders of Class B common stock in any sale of Community Financial; and

•	will have a preference to holders of Class B common stock upon any liquidation of Community Financial in the amount of $15.97 for each share of Class A common stock, which represents the book value of the shares of common stock on June 30, 2005.
          In addition, the shareholders receiving Class A common stock will have dissenters’ rights under Georgia law in connection with the reclassification transaction. See “–Dissenters’ Rights” below.
     Negative Effects:
          As a result of the reclassification transaction, the shareholders receiving Class A common stock will:
•	be entitled to vote only upon a change in control of Community Financial, which essentially is a merger of Community Financial, acquisition of all of its stock, or other business combination involving Community Financial, or the acquisition of 25% or more of its assets; and.

•	continue to hold shares that, like our shares of Class B common stock, will not have any public trading market. In addition, we will not be taking any steps to assure that the Class A common stock or the Class B common stock will be eligible for trading on an automated quotation system operated by a national securities association.
     Effects of the Reclassification Transaction on the Class B Common Shareholders
          The reclassification transaction will have both positive and negative effects on the shareholders that will own Class B common stock after the redesignation. All of these changes will affect unaffiliated and affiliated holders of Class B common stock in the same way. Our board of directors considered each of the following effects in determining to approve the reclassification transaction.
     Positive Effect:
•	Such shareholders will continue to exercise the sole voting control over Community Financial.

•	Because the number of outstanding shares of Class B common stock will be reduced, such shareholders will own a relative increased voting control over Community Financial.
     Negative Effects:
          As a result of the reclassification transaction:
•	the liquidity of the Class B common stock will likely be reduced following the reclassification transaction because of the reduction in the number of our record shareholders of Class B common stock and the fact that our stock will only be tradable in privately-negotiated transactions; and

•	holders of our Class A common stock will have a preference to holders of Class B common stock in the distribution of any dividend by Community Financial and upon any liquidation of Community Financial.

Record and Beneficial Ownership of Common Stock
          It is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the reclassification transaction described in this proxy statement. Shareholders who have transferred their shares of Community Financial stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of Community Financial stock that its clients have deposited with it through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder for 1,000 or more shares, then the stock registered in that nominee’s name will be redesignated as Class B common stock and will lose the benefits of registration. Because the reclassification transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 1,000 shares. At the end of this transaction, these beneficial owners will continue to beneficially own the same number of shares of our common stock as they did at the start of this transaction, even if the number of shares they own is less than 1,000. If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the reclassification transaction to affect you. Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the reclassification transaction, you may have no way of knowing whether you will receive shares of Class A common stock in the transaction until it is consummated. However, because we think it is likely that any brokerage firm or other nominee will hold more than 1,000 shares in any one account, we think it is likely that shares of common stock held by such “street name” holders will continue to hold substantially the same shares of common stock redesignated as shares of Class B common stock. In order to avoid this uncertainly, you may ask your broker, nominee or agent to transfer your shares back to you as the holder of record. You may also acquire additional shares, dispose of shares, or otherwise change your ownership structure in order to guarantee that you will either receive shares of Class A common stock in the reclassification or shares of Class B common stock in the redesignation.
          The board elected to structure the reclassification transaction so that it would take effect at the record shareholder level in part to allow shareholders some flexibility with respect to whether they will receive shares of Class B common stock or receive Class A common stock in the transaction. See “–Purpose and Structure of the Reclassification Transaction.” Shareholders who would still prefer to become holders of Class B common stock of Community Financial may elect to do so by acquiring sufficient shares so that they hold at least 1,000 shares in their own name immediately prior to the reclassification transaction. In addition, beneficial owners who would receive shares of Class A common stock if they were record owners instead of beneficial owners, and who wish to receive such shares of Class A common stock from Community Financial as a part of the reclassification transaction, should inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account into their own name. In either case, these shareholders will have to act far enough in advance of the reclassification transaction so that any consolidation, purchase or transfer is completed by the close of business (local time) on the day of the effective time of the transaction.
Interests of Certain Persons in the Reclassification Transaction
          Our executive officers and directors who are also shareholders will participate in the reclassification transaction in the same manner and to the same extent as all of the other shareholders. We anticipate that all of our directors and executive officers will own more than 1,000 shares of common stock, and therefore will become holders of Class B common stock if the reclassification transaction is approved. In addition, because there will be fewer outstanding shares of Class B common stock, these directors will own a larger relative voting percentage of Community Financial on a post-reclassification basis. This represents a potential conflict of interest because our directors approved the reclassification transaction and are recommending that you approve it. Despite this potential conflict of interest, the board believes the proposed reclassification transaction is fair to our unaffiliated shareholders, for the reasons discussed in the proxy statement.
          Set forth below is a pro forma beneficial ownership table which identifies the beneficial ownership of our directors, officers, and beneficial owners of 5% or more of our common stock and our Class B common stock, assuming the adoption of the proposed amendments to the articles of incorporation, the completion of the reclassification transaction, and the redesignation:
Beneficial Ownership of Common Stock Prior to Reclassification

					Beneficial
		Voting	Warrants &		Ownership
Name	Stock Owned	Rights	Options	Total Shares	Percentage
James B Braden	43,334	3.608%	30,000	3,334	5.96%
Thomas J. Martin	70,000	5.829%	60,000	130,000	10.31%
Miles H. Mason, III	36,667	3.053%	30,000	66,667	5.42%
Daniel E. Reeves	49,002	4.080%	30,000	79,002	6.42%
Franklin M. Rinker	36,667	3.053%	30,000	66,667	5.42%
Woody Bell	18,667	1.554%	10,000	28,667	2.37%
Terry Gordon	16,667	1.388%	10,000	26,667	2.20%
Donny Phillips	19,167	1.596%	12,500	31,667	2.61%
Ann Marshall	10,167	0.847%	13,200	23,367	1.92%
Don Tew	500	0.042%	5,500	6,000	0.50%

	300,838	25.05%	231,200	532,038	43.12%

Beneficial Ownership of Series B Stock After Reclassification and Redesignation

					Beneficial
		Voting	Warrants &		Ownership
Name	Stock Owned	Rights	Options	Total Shares	Percentage
James B Braden	43,334	4.02%	30,000	73,334	6.62%
Thomas J. Martin	70,000	6.49%	60,000	130,000	11.42%
Miles H. Mason, III	36,667	3.40%	30,000	66,667	6.01%
Daniel E. Reeves	49,002	4.54%	30,000	79,002	7.13%
Franklin M. Rinker	36,667	3.40%	30,000	66,667	6.01%
Woody Bell	18,667	1.73%	10,000	28,667	2.63%
Terry Gordon	16,667	1.55%	10,000	26,667	2.45%
Donny Phillips	19,167	1.78%	12,500	31,667	2.90%
Ann Marshall	10,167	0.94%	13,200	23,367	2.14%
Don Tew*	—	0.00%	5,500	5,500	0.51%

	300,338	27.85%	231,200	531,538	47.82%

*	Mr. Tew, an executive officer of the Bank, will be reclassified to Class A common stock. There will be no beneficial owners of more than 5% of the Class A common stock.
          The fact that each director’s percentage voting ownership of our stock will increase as a result of the reclassification transaction was not a consideration in the board’s decision to approve the reclassification transaction or in deciding its terms, including the 1,000 share cutoff. In this regard, the directors as a group will be treated exactly the same as other shareholders. In addition, the board determined that any potential conflict of interest created by its members’ ownership of our stock is relatively insignificant. The board did not set the 1,000 share cutoff in order to avoid any director receiving shares of Class A common stock in the reclassification. In addition, the increase in each director’s percentage voting ownership of our stock resulting from the reclassification transaction is expected to be insignificant. The director owning the most shares of our stock beneficially owns approximately 10.31% of our common stock now, and would beneficially own approximately 11.42% following the reclassification transaction, which does not have any appreciable effect on his ability to control Community Financial. As a group, the percentage beneficial ownership (which includes warrants to purchase common stock issued to all of the directors upon the organization of Community Financial) of all directors and executive officers would increase 4.7%, from approximately 43.12% to approximately 47.82% after the reclassification transaction, and the collective voting power would increase only 2.8%, from 25.05% to 27.85%, which also is very unlikely to have a practical effect on their collective ability to control Community Financial.
          Our board of directors was aware of the actual or potential conflicts of interest discussed above and considered it along with the other matters that have been described in this proxy statement under the captions “—Background of the Reclassification Transaction,” “—Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation,” and “—Effects of the Reclassification Transaction on Shareholders of Community Financial”.
          In addition, our board of directors, throughout its consideration of the transaction, recognized that the interests of the shareholders receiving Class A common stock from the shareholders receiving Class B common stock are different and possibly in conflict. The holders of common stock who will receive Class A common stock in the transaction may wish to remain voting shareholders of Community Financial. However, the board of directors believes that such relative voting control is minimal as compared to the potential value available to such shareholders by retaining an equity interest in Community Financial through their ownership of Class A common stock which is convertible into Class B common stock upon a change in control of Community Financial and also has certain other preferences to the Class B common stock. See “Description of Capital Stock.” See “—Background of the Reclassification Transaction” and “—Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” for a discussion of how the board of directors addressed this situation.
          None of our executive officers or directors who beneficially own in excess of an aggregate of 1,000 shares of common stock, has indicated to us that he intends to sell some or all of his or her shares of our common stock during the period between the public announcement of the transaction and the effective date. In addition, none of these individuals has indicated his or her intention to divide shares among different record holders so that fewer than 1,000 shares are held in each account, so that the holders would receive shares of Class A common stock in connection with the reclassification of their common stock.
Financing of the Reclassification Transaction
          We expect that the reclassification transaction will require approximately $50,000 consisting of professional fees and other expenses payable by us related to the reclassification transaction. See “–Fees and Expenses” for a breakdown of the expenses associated with the reclassification transaction. We intend to pay for the expenses of the reclassification transaction through dividends paid to us by our subsidiary bank.
Material Federal Income Tax Consequences of the Reclassification Transaction
          The following discusses the material federal income tax consequences to us and our shareholders that would result from the reclassification transaction. No opinion of counsel or ruling from the Internal

Revenue Service has been sought or obtained with respect to the tax consequences of the reclassification transaction, and the conclusions contained in this summary are not binding on the Internal Revenue Service. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In particular, it does not address the federal income tax considerations applicable to certain types of shareholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a hedge, straddle or conversion transaction; or persons who are considered foreign persons for U.S. federal income tax purposes. In addition, this discussion does not discuss any state, local, foreign or other tax considerations. This discussion also assumes that you have held and, in the case of Class B shareholders will continue to hold, your shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the reclassification transaction, in light of their individual circumstances.
Federal Income Tax Consequences to Community Financial
          We believe that the reclassification transaction would be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to us.
Federal Income Tax Consequences to Shareholders Who Receive Shares of Class B Common Stock
          If you hold Class B common stock immediately after the reclassification transaction, you will not recognize any gain or loss or dividend income in the transaction and you will have the same adjusted tax basis and holding period in your Class B common stock as you had in the common stock immediately prior to the redesignation and reclassification transaction.
Federal Income Tax Consequences to Shareholders Who Receive Shares of Class A Common Stock
          Shareholders receiving Class A common stock in exchange for their common stock will not recognize any gain or loss or dividend income in the reclassification. The holding period and cost basis of the common stock converted will carry over to the Class A common stock.
Sale of Stock After Change in Control
          When the Class A common stock converts into Class B common stock upon a change in control, a subsequent sale of the Class B common stock will result in a capital gain or loss (i.e., gross proceeds less the cost basis of the stock sold).
Federal Income Tax Consequences to Shareholders Who Exercise Dissenters’ Rights
          If you receive cash as a result of exercising dissenters’ rights in the reclassification transaction and therefore do not continue to hold shares of our common stock immediately after the reclassification transaction, you will be treated as having had your shares redeemed by us which will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on your situation, will be taxed as either:
•	A sale or exchange of the redeemed shares, in which case you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares; or

•	A cash distribution which is treated: (a) first, as a taxable dividend to the extent of our accumulated earnings and profits; (b) then, if the total amount of cash paid in the reclassification transaction exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.
          Under Section 302 of the Code, a redemption of your shares of our common stock as part of the reclassification transaction will be treated as a sale or exchange of the redeemed shares if any of the following are true:
•	the reclassification transaction results in a “complete termination” of your interest in Community Financial;

•	your receipt of cash is “substantially disproportionate” with respect to other shareholders; or

•	your receipt of cash is “not essentially equivalent to a dividend.”
          These three tests are applied by taking into account not only shares that you actually own, but also shares that you constructively own pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, you are deemed to constructively own shares owned by certain individuals and entities that are related to you in addition to shares you own directly. For example, you are considered to own shares owned by or for your spouse, children, grandchildren, and parents, which is referred to as “family attribution.” In addition, you are considered to own a proportionate number of shares owned by estates or certain trusts in which you have a beneficial interest, by partnerships in which you are a partner, and by corporations in which you own, directly or indirectly, 50% or more (in value) of the stock. Similarly, shares owned directly or indirectly by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be treated as owned by these entities. This is referred to as “entity attribution.” You are also deemed to own shares which you have the right to acquire by exercise of an option. Furthermore, shares constructively owned by someone may be reattributed to you. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to you through family attribution.
          Complete Termination. If you receive cash as a result of exercising dissenters’ rights in the reclassification transaction and do not constructively own any of our common stock after the reclassification transaction, your interest in Community Financial will be completely terminated by the reclassification transaction, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.
          If you receive cash in the reclassification transaction and would only constructively own shares of our common stock after the reclassification transaction as a result of family attribution, you may be able to avoid constructive ownership of the shares of our common stock by waiving family attribution and, thus, be treated as having had your interest in Community Financial completely terminated by the reclassification transaction. Among other things, waiving family attribution requires (a) that you have no interest in Community Financial (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the 10-year period immediately following the reclassification transaction and (b) that you include an election to waive family attribution in your tax return for the year in which the reclassification transaction occurs.
          Substantially Disproportionate. If you receive cash in the reclassification transaction and immediately after the reclassification transaction you constructively own shares of our common stock, you must compare (a) your percentage ownership immediately before the reclassification transaction (i.e., the number of common shares actually or constructively owned by you immediately before the reclassification transaction divided by 1,200,894, which is our current number of outstanding shares) with (b) your percentage ownership immediately after the reclassification transaction (i.e., the number of common shares constructively owned by you immediately after the reclassification transaction divided by 1,078,493, which is our current estimate of the number of shares of common stock outstanding immediately after the reclassification transaction).
          If your post-reclassification transaction ownership percentage is less than 80% of your pre-reclassification transaction ownership percentage, the receipt of cash is “substantially disproportionate” with respect to you, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.
          Not Essentially Equivalent to a Dividend. If (a) you exercise no control over the affairs of Community Financial (e.g., you are not an officer, director, or high ranking employee), (b) your relative stock interest in Community Financial is minimal, and (c) your post-reclassification transaction ownership percentage is less than your pre-reclassification transaction ownership percentage, then your receipt of cash is “not essentially equivalent to a dividend,” and you will, therefore, receive sale or exchange treatment on your shares of our common stock exchanged for cash. For these purposes, constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest, and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.
          In all other cases, if you receive cash in lieu of a fractional share of our common stock, and immediately after the reclassification transaction you constructively own shares of our common stock, the cash you receive will likely be treated: (a) first, as a taxable dividend to the extent of our accumulated earnings and profits; (b) then, if the total amount of cash paid in the reclassification transaction exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.
Capital Gain and Loss
          For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates of up to 35%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.
Backup Withholding
          Shareholders who exercise dissenters’ rights and receive cash in the reclassification transaction would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the reclassification transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal would require each such shareholder to deliver such information when the common stock certificates are surrendered following the effective time of the reclassification transaction. Failure to provide such information may result in backup withholding at a rate of 28%.

          As explained above, the amounts paid to you as a result of exercising dissenters’ rights in the reclassification transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The discussion of material U.S. federal income tax consequences of the reclassification transaction set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the reclassification transaction, in light of your specific circumstances.
Dissenters’ Rights
          Section 14-2-1302(a) of Georgia Business Corporation Code (the “Georgia Corporation Code”) enumerates the following five corporate actions where shareholders of a corporation are entitled to dissenters’ rights: (1) consummation of a plan of merger, (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, (3) consummation of a sale of all or substantially all of the assets of the corporation, (4) an amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash, or (5) any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
          Initially, neither the Class A nor Class B shareholders would be entitled to dissenters’ rights because the proposed transaction does not qualify as any of the corporate actions listed above. However, in light of the potentially negative effects on Class A shareholders in the reclassification transaction, the board of directors of Community Financial has deemed it fair and necessary to provide Class A shareholders an opportunity to liquidate their shares of common stock through the exercise of dissenters’ rights prior to the reclassification transaction and therefore decided by resolution to extend the dissenters’ rights to Class A shareholders pursuant to Section 14-2-1302(a)(5) of Georgia Corporation Code.
          Therefore, holders of less than 1,000 shares of common stock who comply with the procedures set forth in Section 14-2-1301 to 14-2-1332 of the Georgia Corporation Code relating to dissenters’ rights are entitled to receive in cash the fair value of his or her shares of common stock, which value will be determined in the manner discussed below. A shareholder must comply strictly with the procedures set forth in Georgia law relating to dissenters’ rights which are set forth in Appendix B. Failure to follow any such procedures will result in a termination or waiver of his or her dissenters’ rights.
          To perfect dissenters’ rights, a holder of common stock must not vote in favor of the reclassification proposal and must provide written notice to us before the vote is taken at the special meeting indicating that such shareholder intends to demand payment if the reclassification is effectuated. Such written notification should be delivered either in person or by mail postmarked no later than October ___, 2005 (certified mail, return receipt requested, being the recommended form of transmittal) to Community Financial Holding Company, Inc. at 2775 Buford Highway, Duluth, Georgia 30096, Attention: Secretary. All such notices must be signed in the same manner as the shares are registered on the books of Community Financial. A shareholder may contact Community Financial directly if he or she is unclear as to how his or her shares are registered on our books. If a shareholder has not provided written notice of intent to demand fair value before the vote is taken at the special meeting, the shareholder will be deemed to have waived his or her dissenters’ rights.
          If the shareholders approve the reclassification, no later than ten days after the date of such shareholder approval, we are required to send by registered or certified mail a form of dissenters’ notice to each of the dissenting shareholders who filed a written notice of his or her intent to dissent. This dissenters’ notice must:
•	state where the dissenting shareholders’ payment demand must be sent and where certificates for certificated shares must be deposited;

•	inform the holders of uncertificated shares to what extent transfer of these shares will be restricted after payment demand is received;

•	set the date by which we must receive the payment demand, which shall be 30 days after the date the dissenter’s notice is delivered; and

•	contain a copy of Article 13 of the Georgia Business Corporation Code relating to dissenters’ rights.
          Each dissenting shareholder to whom we send a dissenters’ notice must submit a payment demand for his or her shares to us in accordance with the terms of the dissenters’ notice. The first payment demand must contain the name and address of the dissenting shareholder, the number of shares as to which the dissenting shareholder is demanding payment, which must be all of the shares of capital stock of Community Financial which he or she owns, and a demand for payment of the fair value of his or her shares. Any dissenting shareholder who does not submit a payment demand as set forth in the dissenters’ notice loses his or her rights to dissent and will not be entitled to payment for his or her shares pursuant to the dissenters’ rights provisions of the Georgia Corporation Code.
          Within ten days of our receipt of the payment demand, Community Financial shall offer to pay the dissenting shareholders who have complied with the provisions of the Georgia Corporation Code the amount we estimate to be the fair value of the shares (we believe that book value is the most applicable definition of value and plan to use the book value of our shares on or about the date of such payment offer as the fair value of the shares, determined by dividing the total capital by the number of shares outstanding – current book value is $15.97 per share), plus any accrued interest (calculated from the effective date of the reclassification transaction until the date of payment, at an interest rate of 3.15%, which is the 30-day treasury bill rate as of September 27, 2005, subject to change on or about the date of such payment offer). Our payment offer shall be accompanied by:
•	our balance sheet as of the fiscal year ended not more than 16 months before the date of payment;

•	our income statement for that year;

•	a statement of changes in our shareholders’ equity for that year;

•	our latest available interim financial statements, if any;

•	a statement of our estimate of the fair value of the shares, which shall be book value as described above determined by dividing the total capital by the number of shares outstanding;

•	an explanation of how we calculated the interest on the shares, which shall be at the 30-day treasury bill rate calculated from the effective date of the reclassification transaction through the date of payment;

•	a statement of the dissenting shareholder’s right to demand payment of a different amount if the dissenting shareholder is dissatisfied with the offer; and

•	a copy of Article 13 of the Georgia Corporation Code.
          A dissenting shareholder may accept our offer by providing written notice to us within 30 days after the date that we make the offer. A dissenting shareholder is deemed to have accepted our offer by failure to respond within the 30 days. If the offer is accepted or deemed accepted, we will pay for the dissenting shareholder’s common stock within 60 days after the date we made the offer. If a dissenting shareholder is dissatisfied with our offer, that dissenting shareholder may make a second payment demand, notifying us in writing of, and demanding payment of, his or her own estimate of the fair value of his or her shares and the amount of interest due. A dissenting shareholder waives his or her right to demand payment of a different amount than that offered by us unless that dissenting shareholder makes a second payment demand within 30 days after the date we make our offer.
          If a dissenting shareholder’s second payment demand remains unsettled, we will commence a proceeding within 60 days after we receive the dissenting shareholder’s second payment demand to the Superior Court of Gwinnett County, Georgia to determine the fair value of the shares and accrued interest. Community Financial will make all dissenting shareholders whose second payment demands remain unsettled parties to the court proceeding. In the proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. For purposes of the proceeding, the Georgia Corporation Code provides that the fair value of the shares is determined as of the date immediately preceding the effective date of the amendments to Community Financial’s articles of incorporation and the related reclassification and redesignation of Community Financial’s common stock, without regard to any appreciation or depreciation in anticipation of such events. Under current Georgia court decisions, the value of the shares will not be discounted for the lack of marketability or ability to control the affairs of Community Financial associated with the shares. If we do not commence the proceeding within 60 days after receiving the dissenting shareholder’s second payment demand, we will pay each dissenting shareholder whose second payment demand remains unsettled the amount demanded by that dissenting shareholder in his or her second payment demand.
          The court in any appraisal proceeding will determine the cost and expense of any appraisal proceeding and such costs and expenses will be assessed against us. However, all or any part of such cost and expense may be apportioned and assessed against all or some of the dissenting shareholders, in such amount as the court deems equitable, if the court determines that such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their dissenters’ rights. The court may also assess the fees and expenses of counsel and experts for the respective parties in the amounts the court finds equitable against us if the court finds that we did not substantially comply with its requirements under Sections 14-2-1320 through 14-2-1327 of the Georgia Corporation Code, or, against any party which the court finds acted arbitrarily, vexatiously, or not in good faith with respect to the dissenters’ rights provided by the Georgia Corporation Code. In the event we fail to make any required payments, the shareholders may sue directly for the amount owed, and to the extent successful, will be entitled to recover all costs and expenses of the suit, including attorney’s fees.
          The foregoing is a summary of the provisions of the Georgia Corporation Code relating to statutory dissenters’ rights available to the shareholders of a Georgia corporation. See Appendix B to this proxy statement, which is incorporated herein by reference, for a reproduction of the text of the entire statute.
Regulatory Requirements
          In connection with the reclassification transaction, we will be required to make a number of filings with, and obtain a number of approvals from, various federal and state governmental agencies, including:
•	filing of the amendments to our articles of incorporation with the Georgia Secretary of State, in accordance with Georgia law; and

•	complying with federal and state securities laws, including filing of this proxy statement on Schedule 14A and a transaction statement on Schedule 13E-3 with the SEC.
Accounting Treatment
          The accounting treatment of the reclassification transaction will be in accordance with U.S. generally accepted accounting principles. Shares of common stock reclassified to Class A common stock will result in a reduction of the total par value of common stock outstanding and an equal increase in Class A common stock outstanding. Shares of common stock redesignated as Class B common stock will not result in any change other than the change of the name of common stock to Class B common stock. For shares purchased from dissenters, common stock will be reduced by the par value and additional paid-in capital will be reduced by the excess of the redemption price over the par value.
Fees and Expenses
          We will be responsible for paying the reclassification transaction related fees and expenses, consisting primarily of fees and expenses of our attorneys and accountants, and other related charges. We estimate that our expenses will total approximately $50,000, assuming the reclassification transaction is completed. This amount consists of the following estimated fees:

Description	Amount
Legal fees and expense	$43,000
Accounting fees and expenses	$2,000
Printing and mailing costs	$5,000

Total	$50,000

          We anticipate that these fees will be paid through dividends from our subsidiary bank.
DESCRIPTION OF CAPITAL STOCK
Common Stock to be redesignated as Class B Common Stock
          We have 10,000,000 shares of authorized common stock, par value $5.00 per share. At June 30, 2005, we had 546 registered shareholders of record and 1,200,894 shares of common stock outstanding. The outstanding shares of common stock are fully paid and nonassessable.
          As of June 30, 2005, there are no arrears in dividends in respect to the outstanding shares of our common stock.
          The amendments to our articles of incorporation that our shareholders will consider at the special meeting authorizes us to issue up to 2,000,000 shares of Class A common stock, par value $5.00 per share, and to redesignate up to 8,000,000 shares of common stock as Class B Common Stock, par value $5.00 per share. The shares of Class A common stock will be issued to all holders of less than 1,000 shares of common stock in the reclassification transaction and the shares of Class B common stock will be issued to all holders of 1,000 or more shares of common stock.

Rights to dividends
     We have previously paid two cash dividends. A fifteen-cent per share dividend to the shareholders of record on April 1, 2004 was paid on May 1, 2004. Further, the Board of Directors has approved a seventeen-cent per share dividend to the shareholders of record on April 1, 2005 that was paid on May 1, 2005. After the reclassification transaction, the holders of our Class B common stock will be entitled to dividends when, as, and if declared by our board of directors out of funds legally available for dividends. The payment of any such dividends is subject to the preferential right granted to holders of the shares of Class A common stock to be issued in the reclassification transaction, discussed below. Under Georgia law, dividends may be legally declared or paid only if, after their payment, we can pay our debts as they come due in the usual course of business, and then only if our total assets equal or exceed the sum of our liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution to any holders of Class A common stock then outstanding whose preferential rights are superior to those receiving the distribution.
Rights upon liquidation
     In the event of our voluntary or involuntary liquidation or dissolution, or the winding-up of our affairs, our assets will be applied first to the payment, satisfaction and discharge of our existing debts and obligations, including the necessary expenses of dissolution or liquidation, as well as any preferential rights for holders of Class A common stock then outstanding, and then pro rata to the holders of our Class B common stock.
General voting requirements
     The affirmative vote of the holders of a majority of the shares of common stock entitled to vote is required to approve any action for which shareholder approval is required. After the reclassification transaction, the affirmative vote of the holders of a majority of the shares of Class B common stock entitled to vote is required to approve any action for which shareholder approval is required (unless it is a Change of Control transaction as discussed below).
Class A Common Stock to be issued in Reclassification Transaction
General
     The shares of Class A common stock to be issued in the reclassification transaction will be fully paid and nonassessable shares of Class A common stock.
Rank
     The Class A common stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Community Financial, ranks senior to the Class B common stock and to all other classes and series of equity securities of Community Financial, other than any classes or series of equity securities that Community Financial subsequently issued ranking on a parity with, or senior to, the Class A common stock, as to dividend rights and rights upon liquidation, dissolution or winding up of Community Financial. The relative rights and preferences of the Class A common stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of stock and equity securities designated by the board of directors. The Class A common stock is junior to indebtedness issued from time to time by Community Financial, including notes and debentures.

Dividend Rights
     Holders of Class A common stock are entitled to a preference in the distribution of dividends, so that holders of the shares shall receive dividends, when and if declared and paid by us, prior to the receipt of dividends by the holders of Class B common stock. We are not required to pay any dividends on the Class A common stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by Community Financial will not accumulate to future periods and will not represent a contingent liability of Community Financial.
Voting Rights
     Holders of Class A common stock are entitled to vote only upon any merger, acquisition of all of the stock of, or other business combination involving, Community Financial, or acquisition of 25% or greater equity interest in, or a substantial portion of, the assets of Community Financial (a “Change in Control”), and upon no other matters. On those matters on which the holders of the Class A common stock are entitled to vote, the holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of Community Financial. The holders of Class A common stock vote together with the holders of Class B common stock, and not as a separate class.
Conversion Rights
     The shares of Class A common stock automatically convert to shares of Class B common stock upon a change in control with each share of Class A common stock convertible into one share of Class B common stock.
Liquidation Rights
     Holders of Class A common stock are entitled to a preference in the distribution of our assets in the event of any liquidation, dissolution or winding-up of Community Financial, whether voluntary or involuntary, equal to $15.97 per share (which is the book value per share of common stock as of June 30, 2005). If upon the occurrence of any such event, our assets of are insufficient to permit the payment to such holders of the full $15.97 amount per share, then our entire assets and funds legally available for distribution will be distributed among the holders of Class A common stock pro rata according to the number of shares of Class A common stock held by each.
Preemptive Rights
     Holders of Class A common stock do not have any preemptive rights to purchase any additional shares of Class A common stock or shares of any other class of capital stock of Community Financial that may be issued in the future.
Redemption Rights
     Holders of Class A common stock have no right to require that we redeem their shares nor do we have the right to require the holders of Class A common stock to sell their shares to us.

ABOUT THE SPECIAL MEETING
Date, Time and Place of Special Meeting; Proposals to be Considered at the Special Meeting
     Our board of directors is asking for your proxy for use at a special meeting of shareholders to be held on Thursday, October ___, 2005, at 9:00 a.m. local time at 2775 Buford Highway, Duluth, Georgia 30096 and at any adjournments or postponements of that meeting.
     Our board of directors has authorized, and unanimously recommends for your approval at the special meeting, the adoption of three amendments to our articles of incorporation that will result in creation of the Class A common stock, the reclassification of shares of common stock held by owners of less than 1,000 shares of common stock into shares of such Class A common stock, on the basis of one share of Class A common stock for each share of common stock held by such shareholders and the redesignation of shares of common stock held by owners of 1,000 or more of such shares of common stock as Class B common stock. Unless each of the proposed amendments passes, none of the amendments will be implemented.
     Our board of directors will have the discretion to determine if and when to effect the reclassification transaction, and reserves the right to abandon the transaction even if it is approved by the shareholders. The board does not anticipate abandoning the transaction after shareholder approval but may believe it is in the best interests of Community Financial to do so in certain circumstances which are not currently identifiable (for example, upon receipt of an unsolicited bid to buy Community Financial or upon a major revision of the federal securities laws applicable to public companies). The reclassification transaction will become effective upon the filing of the necessary amendments to our articles of incorporation with the Georgia Secretary of State, or a later date specified in that filing. The form of the amendments to our articles of incorporation is attached to this proxy statement as Appendix A. We expect that if the shareholders approve and the board elects to effect the reclassification transaction, the reclassification transaction will be completed as soon as practicable after the special meeting.
     Shareholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the meeting or any adjournment or postponement of the special meeting. The board is not aware of any other business to be conducted at the special meeting.
Record Date
     You may vote at the special meeting if you were the record owner of shares of our common stock at the close of business on August ___, 2005, which has been set as the record date. At the close of business on the record date, there were 1,200,894 shares of common stock outstanding held by approximately 546 record shareholders. You are entitled to one vote on each matter considered and voted upon at the special meeting for each share of common stock you held of record at the close of business on the record date.
Quorum; Vote Required for Approval
     The presence, in person or by proxy, of a majority of our outstanding shares is necessary to constitute a quorum at the special meeting. Approval of the reclassification transaction requires the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock entitled to vote at the special meeting, or 600,448 of the 1,200,894 outstanding shares. Because our executive officers and directors have the power to vote a total of 300,838 shares, and because we believe that all of them will vote in favor of the transaction, this means a total of 300,110 shares held by shareholders who are not executive officers or directors of Community Financial will be required to vote in favor of the transaction for it to be approved. Because our executive officers and directors hold 25.05% of the voting power of our outstanding common stock, there is no assurance that the reclassification transaction will be approved.
     Abstentions and broker non-votes are counted for purposes of establishing a quorum at the special meeting, and will have the effect of a vote “AGAINST” each of the amendments and the reclassification transaction. Approval of the amendments and the reclassification transaction does not require the separate vote of a majority of our unaffiliated shareholders, and no separate vote will be conducted.
     Any proposal to adjourn or postpone the special meeting, if necessary, must be approved by the holders of at least a majority in voting power of the outstanding shares of our common stock present at the meeting.
Voting and Revocation of Proxies
     You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. If a proxy card is submitted without instructions, the proxies will be voted “FOR” the proposal to approve the reclassification transaction and the proposal to adjourn or postpone the meeting, if necessary.
     You can revoke your proxy at any time before the vote at the meeting by:
•	delivering to Ann K. Marshall, our Secretary, at our corporate offices at 2775 Buford Highway, Duluth, Georgia 30096, on or before the business day prior to the special meeting, a later-dated and signed proxy card or a written revocation of the proxy; or
•	delivering to the Secretary of Community Financial at the special meeting prior to the taking of the vote on the reclassification transaction a later-dated and signed proxy card or a written revocation; or
•	attending the special meeting and voting in person; or if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.
     Revoking a proxy will not affect a vote once it has been taken. In addition, attendance at the special meeting will not, in itself, constitute a revocation of a proxy.
     Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, except to the extent that such matters would include substantive matters presented by us that would otherwise be required to be separately set out by us on the proxy card.
Solicitation of Proxies; Expenses of Solicitation
     Solicitation of proxies will be made primarily by mail. Proxies may also be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.
     We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares that those persons hold of record.

We are mailing this proxy material to our shareholders on or about October ___, 2005.
FINANCIAL INFORMATION
Selected Historical and Pro Forma Financial Data
     Set forth below is our selected historical and pro forma condensed consolidated financial information. The historical financial information was derived from the audited consolidated financial statements included in our Annual Report on Form 10-KSB for the fiscal years ended December 31, 2004 and 2003, from the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, and from other information and data contained in the Annual Report and the Quarterly Report. More comprehensive financial information is included in the Annual Report and the Quarterly Report. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Report, the Quarterly Report and all of the financial statements and related notes contained in the Annual Report and the Quarterly Report, copies of which may be obtained as set forth below under the caption “Other Matters–Where You Can Find More Information.”
     The following summary pro forma balance sheet data is based on historical data, adjusted to give effect to the conversion of 122,401 shares of common stock (which constitute the shares held by those holders of less than 1,000 shares of common stock) into shares of Class A common stock in the reclassification transaction. The pro forma condensed balance sheet data is based on the assumption that an aggregate of 122,401 shares of common stock will be converted into an equal number of shares of Class A common stock, and that expenses of $50,000 will be incurred and immediately paid in the reclassification transaction. We have assumed that all of the cash required for the expenses of the transaction was paid from a dividend paid to us by our subsidiary bank. We have not included pro forma condensed income statement data, which would reflect only anticipated cost savings estimated at $90,000 per year that we expect as a result of the transaction.
     The following summary unaudited condensed consolidated balance sheet data at June 30, 2005, gives effect to the transaction as if it had occurred on June 30, 2005. The pro forma information set forth below is not necessarily indicative of what our actual financial position would have been had the transaction been consummated as of the above referenced dates or of the financial position that may be reported by us in the future.
Community Financial Holding Company, Inc.
Selected Condensed Consolidated Financial Information
Dollars in Thousands (except per share data)
Fiscal Year Ended

			Six Months
			Ended
			June 30,
	December 31,	December 31,	2005	Change	Pro Forma
	2003	2004	(Unaudited)	(Unaudited)	(Unaudited)
Cash, investments and cash equivalents	$38,053	$45,530	$51,201	$(50)	$51,151
Loans	152,125	189,044	214,685	—	214,685
Other assets	7,310	7,880	8,244	—	8,244

Total assets	$197,488	$242,454	$274,130	$(50)	$274,080

			Six Months
			Ended
			June 30,
	December 31,	December 31,	2005	Change	Pro Forma
	2003	2004	(Unaudited)	(Unaudited)	(Unaudited)
Deposits	$180,055	$216,753	$248,209	—	$248,209
Other borrowings	720	1,135	156	—	156
Subordinated debt-trust preferred	0	5,671	5,671	—	5,671
Other liabilities	581	797	922	—	922

Total liabilities	181,356	224,356	254,958	0	254,958

Common stock	6,004	6,004	6,004	-6,004	0
Class A common stock	—	—	—	607	612
Class B common stock	—	—	—	5,397	5,392
Surplus	7,529	7,529	7,529	-50	7,479
Retained Earnings	2,558	4,503	5,659	—	5,659
Accumulated other comprehensive income	41	62	-20	—	-20

Total stockholders’ equity	16,132	18,098	19,172	-50	19,122

Total Liabilities and stockholders’ equity	$197,488	$242,454	$274,130	$(50)	$274,080

Interest income	$10,868	$13,280	$8,290
Interest expense	-4,205	-4,952	-3,199
Provision for loan losses	-400	-512	-364

Net interest income (2)	6,263	7,816	4,727

Other income	708	630	316
Other expenses	-4,291	-5,203	-2,953

Net earnings before income taxes	2,680	3,243	2,090
Income tax expense	-938	-1,118	-730

Net earnings	$1,742	$2,125	$1,360

Basic earnings per share	$1.45	$1.77	$1.13
Diluted earnings per share	$1.36	$1.64	$1.03
Book value per share	$13.43	$15.07	$15.97

Ratio of Earnings to Fixed Charges

Pretax income	2,680	3,243	2,090
Add fixed charges:
Interest on junior subordinated debentures	—	189	159
amortization of debt expense	—	9	6

Total applicable fixed charges	—	198	166

Adjusted Pretax income	2,680	3,441	2,256

Ratio of earnings to fixed charges	0.00%	5.76%	7.36%

(1)	As a bank holding company, in accordance with industry practice, we present our balance sheet on an unclassified basis. Accordingly, current assets, current liabilities and noncurrent liabilities are not presented.

(2)	Represents the difference between interest income and interest expense and is the equivalent of gross profit from our banking activities.
MARKET PRICE OF COMMUNITY FINANCIAL
COMMON STOCK AND DIVIDEND INFORMATION
Comparative Market Price Data
     Our is not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. We are aware that our common stock traded between $20.00 and $25.00 in the first quarter of 2005, $18.00 in 2004, and $15.00 in 2003.
     There were 546 record holders of our common stock on June 30, 2005.
Dividends
     Our ability to pay dividends to shareholders is primarily dependent upon the dividends we receive from Gwinnett Community Bank and to a lesser extent the amount of cash on hand. Gwinnett Community Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause its regulatory capital to be reduced below the regulatory capital requirements. In addition, the Georgia Corporation Code prohibits us from paying dividends if we are insolvent or if payment of dividends would render us unable to pay our debts as they come due in the ordinary course of business.
     A fifteen-cent per share dividend to the shareholders of record on April 1, 2004 was paid on May 1, 2004. Further, the Board of Directors has approved a seventeen-cent per share dividend to the shareholders of record on April 1, 2005 that was paid on May 1, 2005. If we should declare further dividends in the future, the amount of such dividends cannot be estimated at this time and we cannot know whether such dividends would continue for future periods.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     Persons and groups owning in excess of 5% of the common stock are required to file with the SEC certain reports regarding their ownership pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following table sets forth, as of June 30, 2005, persons or groups who own more than 5% of the common stock. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock at the record date.

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership*		Class
James B. Braden 1505 Lakes Parkway Lawrenceville, Georgia 30043	73,334	(1)	5.96	%(1)

Thomas J. Martin 2775 Buford Highway Duluth, Georgia 30096	130,000	(2)	10.31	%(2)

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership*		Class
Miles H. Mason, III M.D. 3500 McClure Bridge Road Duluth, Georgia 30096	66,667	(3)	5.42	%(3)

Daniel E. Reeves c/o Community Financial Holding Co., Inc. 2775 Buford Highway Duluth, Georgia 30096	79,002	(4)	6.42	%(4)

Franklin M. Rinker c/o Community Financial Holding Co., Inc. 2775 Buford Highway Duluth, Georgia 30096	66,667	(5)	5.42	%(5)

*	All numbers have been adjusted to reflect warrants issued in connection with the organization of the Bank

(1)	The amount shown includes 30,000 shares of common stock that Mr. Braden has the right to acquire through the exercise of warrants that became fully vested on October 18, 2003 (“Presently Exercisable Warrants”) and 22,500 shares held indirectly through a brokerage account.

(2)	The amount shown includes 60,000 shares of common stock that Mr. Martin has the right to acquire through the exercise of Presently Exercisable Warrants, 27,000 shares held in a Profit Sharing Plan, 14,000 shares held indirectly through an individual retirement account and 6,000 shares held indirectly by Mr. Martin’s spouse.

(3)	The amount shown includes 30,000 shares of common stock that Mr. Mason has the right to acquire through the exercise of Presently Exercisable Warrants.

(4)	The amount shown includes 30,000 shares of common stock that Mr. Reeves has the right to acquire through the exercise of Presently Exercisable Warrants and 3,002 shares held as custodian for minor grandchildren.

(5)	The amount shown includes 30,000 shares of common stock that Mr. Rinker has the right to acquire through the exercise of Presently Exercisable Warrants and 9,000 held indirectly through an individual retirement account.
          The following table sets forth our officers, directors, the year each director became a director of us or the Bank, and the number and percentage of shares of the outstanding common stock beneficially owned by each director as of June 30, 2005. Each director of Community Financial is also a director of the Bank. We were incorporated and became a holding company for the Bank in February 2002. All persons who were directors of the Bank at the time of our formation became directors of us.

			Amount and
			Nature of
	Year First	Position with	Beneficial
Name of Beneficial	Elected or	Community	Ownership		Percent
Owner	Appointed	Financial	(1)		of Class
BOARD NOMINEES FOR TERM TO EXPIRE IN 2005

Frank W. Bell, Jr.	1999	Director	28,667	(2)	2.38%

James B. Braden	1999	Director	73,334	(3)	5.96%

J. Terry Gordon	1999	Director	26,667	(4)	2.20%

Thomas J. Martin	1999	Chairman of the	130,000	(5)	10.31%
		Board and Chief
		Executive Officer

Miles H. Mason, III, M.D.	1999	Director	66,667	(6)	5.42%

Don F. Phillips, Jr.	1999	Director	31,667	(7)	2.61%

Daniel E. Reeves	1999	Director	79,002	(8)	6.42%

Franklin M. Rinker	1999	Director	66,667	(9)	5.42%

OFFICERS NOT LISTED ABOVE

Ann K. Marshall	N/A	Executive Vice	23,367	(10)	1.92%
		President, Chief
		Operating Officer,
		Chief Financial
		Officer

Donald W. Tew	N/A	Senior Vice	6,000	(11)	*
		President, Senior
		Lending Officer of
		the Bank

ALL DIRECTORS AND OFFICERS

All directors and officers as a group (10 persons)	N/A	N/A	532,038	(12)	43.12%

*	Indicates beneficial ownership of less than 1%.

(1)	For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding includes (i) 1,200,894 shares of common stock outstanding as of May 1, 2005, (ii) shares of common stock issuable pursuant to Presently Exercisable Warrants held by the respective person or group and (iii) shares of common stock issuable pursuant to the exercise of stock options (“Presently Exercisable Options”). The shares of common stock issuable upon exercise of Presently Exercisable Warrants and Presently Exercisable Options, if any, are considered to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(2)	Includes 10,000 shares of common stock that Mr. Bell has the right to acquire through the exercise of Presently Exercisable Warrants.

(3)	Includes 30,000 shares of common stock that Mr. Braden has the right to acquire through the exercise of Presently Exercisable Warrants and 22,500 shares held indirectly through a brokerage account.

(4)	Includes 10,000 shares of common stock that Mr. Gordon has the right to acquire through the exercise of Presently Exercisable Warrants.

(5)	Includes 60,000 shares of common stock that Mr. Martin has the right to acquire through the exercise of Presently Exercisable Warrants and 27,000 shares held in a Profit Sharing Plan, 14,000 shares held indirectly through an individual retirement account and 6,000 shares held indirectly by Mr. Martin’s spouse.

(6)	Includes 30,000 shares of common stock that Dr. Mason has the right to acquire through the exercise of Presently Exercisable Warrants.

(7)	Includes 12,500 shares of common stock that Mr. Phillips has the right to acquire through the exercise of Presently Exercisable Warrants.

(8)	Includes 30,000 shares of common stock that Mr. Reeves has the right to acquire through the exercise of Presently Exercisable Warrants 3,002 shares held as custodian for minor grandchildren.

(9)	Includes 30,000 shares of common stock that Mr. Rinker has the right to acquire through the exercise of Presently Exercisable Warrants and 9,000 held indirectly through an individual retirement account.

(10)	Includes 10,167 shares held indirectly through an individual retirement account and 13,200 shares of options granted which are fully vested.

(11)	Includes 500 shares held jointly with Mr. Tew’s spouse and 5,500 shares in options granted which are fully vested.

(12)	Includes 232,500 shares of common stock that the members of the group have the right to acquire through the exercise of Presently Exercisable Warrants and Presently Exercisable Options, if any. All directors and executive officers may be contacted at the our main office, located at 2775 Buford Highway, Duluth, Georgia 30096.
COMMON STOCK PURCHASE INFORMATION
          Since January 2005, Community Financial and its affiliates and directors have made only one purchase of our common stock totaling 1,000 shares. Confirmation of this trade was reported on Form 4 to the SEC on January 7, 2005.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          The Bank’s directors and executive officers, their immediate family members and certain companies and other entities associated with them have been customers of and have had banking transactions with the Bank and are expected to continue those relationships. All extensions of credit made by the Bank to these individuals, companies, and entities (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than a normal risk of collectibility or present other unfavorable features.

OTHER MATTERS
Reports, Opinions, Appraisals and Negotiations
          We have not received any report, opinion or appraisal from an outside party that is related to the reclassification transaction.
Persons Making the Solicitation
          The enclosed proxy is solicited on behalf of our board of directors. The cost of soliciting proxies in the accompanying form will be borne by us. In addition to the use of mail, our officers and directors may solicit proxies by telephone or other electronic means. Upon request, we will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of existing common stock.
Shareholder Proposals for 2006 Annual Meeting
          In order to be eligible for inclusion in our proxy materials for 2006 Annual Meeting of Shareholders, any shareholder proposal to take action at that meeting must be received at our corporate offices at 2775 Buford Highway, Duluth, Georgia 30096, no later than December 1, 2005.
          In the event we receive notice of a shareholder proposal to take action at 2006 Annual Meeting of Shareholders that is not submitted for inclusion in our proxy material, or is submitted for inclusion by is properly excluded from the proxy material, the persons named in the proxy sent by us to our shareholders may exercise their discretion to vote on the shareholder proposal in accordance with their best judgment if notice of the proposal is not received at our corporate offices by February 16, 2006.
Other Matters of Special Meeting
          As of the date of this proxy statement, the only business that our management expects to be presented at the meeting is that set forth above. If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.
Forward Looking Statements
          Statements contained herein that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this proxy statement.
          We caution you not to place undue reliance on any forward-looking statements made by, or on behalf us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See “-Where You Can Find More Information.”
Where You Can Find More Information
          We are subject to the information requirements of the Securities Exchange Act, as amended, and in accordance therewith we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC’s Internet Website (http://www.sec.gov).
Information Incorporated by Reference
          In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. The following documents are incorporated by reference herein:
•	our Annual Report on Form 10-KSB for fiscal year ended December 31, 2004, including audited financial information; and

•	our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, including the interim financial information.
          We have supplied all information contained in or incorporated by reference in this document relating to us, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act’s forward looking statement safe harbor contained in any such document is excluded, and is not incorporated herein by reference. You may have been sent some of the reports and other information incorporated by reference in this document by us, but you can also obtain any of them through the SEC at the locations described above, or through us at the address below. We will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report or other information incorporated by reference in this document by us. You should direct your request to the following address: Community Financial Holding Company, Inc., 2775 Buford Highway, Duluth, Georgia 30096, and Attention: Ann K. Marshall.

By order of the Board of Directors

/s/ Ann K. Marshall

Ann K. Marshall
Secretary
October ___, 2005

INDEX TO EXHIBITS

Page
Appendix A — Amendments to Articles of Incorporation	A-1

Appendix B — Georgia Statute Sections 14-2-1301 to 14-2-1332	B-1

52

APPENDIX A — AMENDMENT TO ARTICLES OF INCORPORATION

Proposed Form Of Amendment To Articles Of
Incorporation To Effect Reclassification Transaction

Articles of Amendment
of the
Articles of Incorporation
of
Community Financial Holding Company, Inc.

1.

          The name of the Corporation is: “Community Financial Holding Company, Inc.”

2.

          Article 2 of the Articles of Incorporation of the Corporation shall be amended to be and read as follows:

“ARTICLE 2

     A. Number and Class of Shares Authorized; Par Value.

          The Corporation shall have authority, exercisable by its Board of Directors, to issue the following shares of capital stock:

          (1) Class A Common Stock. The aggregate number of shares of Class A common stock which the Corporation shall have authority to issue is 2,000,000 with a par value of $5.00 per share.

          (2) Class B Common Stock. The aggregate number of shares of Class B common stock which the Corporation shall have authority to issue is 8,000,000 with a par value of $5.00 per share.

     B. Description of Class A Common Stock.

          The terms, preferences, limitations and relative rights of the Class A Common Stock are as follows:

(1)	Rank. Class A Common Stock, with respect to dividend rights and rights of liquidation, dissolution or winding up of the Corporation, ranks senior to Class B Common Stock and all of the classes and series of equity securities of the Corporation, other than any classes or series of equity securities of the Corporation subsequently issued ranking on a parity with, or senior to, the Class A Common Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation. The relative rights and preferences of the Class A Common Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the Corporation designated by the Board of Directors. The Class A Common Stock is

junior to indebtedness issued from time to time by the Corporation, including notes and debentures.

(2)	Voting Rights. Except as provided by law, the holders of Class A Common Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a merger, acquisition of all of the capital stock of, or other business combination involving, the Corporation, acquisition of 25% or greater equity interest in the Corporation, or sale of all or a substantial portion of the assets of the Corporation (a “Change of Control”). On those matters in which the holders of Class A Common Stock are entitled to vote, the holders shall have the right to one vote for each share of Class A Common Stock, and shall be entitled to receive notice of any shareholder’s meeting held to act upon such matters in accordance of the Bylaws of the Corporation, and shall be entitled to vote in such manner as provided by law. The holders of Class A Common Stock shall vote together with the holders of Class B Common Stock as a single class, and not as a separate class.

(3)	Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Class A Common Stock shall be entitled to be paid in full the sum of $15.19 per share. To the extent such payment shall have been made in full to the holders of the Class A Common Stock and any and any parity stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Class A Common Stock and all other shares on a parity with the Class A Common Stock, then the holders of Class A Common Stock share and all other shares on a parity with the Class A Common Stock, ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. A Change of Control shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 3.

(4)	Convertibility. The Class A Common Stock shall automatically convert into shares of the Corporation’s Class B Common Stock upon, on the basis of one share of Class B Common Stock for each share of Class A Common Stock, immediately prior to the effective time of a Change of Control; provided, however, that such conversion shall be conditioned upon the effectuation of such Change of Control, and the holder entitled to receive the Class B Common Stock upon conversion of the Class A Common Stock shall be deemed to have converted such shares of Class A Common Stock immediately prior to the closing of such Change of Control. If the shares of Class A Common Stock are converted into Common Stock pursuant to this paragraph 4, the shares which are converted shall be cancelled and shall not be issuable by this Corporation thereafter.

(5)	Redemption. The shares of Class A Common Stock shall have no redemption rights.

(6)	Preemptive Right. The holders of Class A Common Stock shall not have as a matter of right any preemptive or preferential right to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock of the Corporation.

(7)	Dividend Rights. The holders of shares of Class A Common Stock shall be entitled to a preference in the distribution of dividends, when and as declared by the board of directors, and shall receive out of any assets of the Corporation legally available therefor such dividends prior to the payment of any dividends to the holders of the Class B Common Stock. The shares of Class A Common Stock shall be non-cumulative with respect to dividends, and the Corporation shall have the right to waive the declaration of payment of dividends. Any dividends waived by the Corporation shall not accumulate to future periods and shall not represent a contingent liability of the Corporation.

(8)	Limitations of Rights. Holders of shares of Class A Common Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

(9)	Definitions. As used herein with respect to the Class A Common Stock, the following terms have the following meanings:

     a. The term “parity stock” means any other class of stock of the Corporation hereafter authorized ranking on a parity with the Class A Common Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

     b. The term “junior stock” shall mean the Class B Common Stock and any other class of stock of the Corporation hereafter authorized over which Class A Common Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

     C. Reclassification of Common Stock.

          Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing held of record by a shareholder who holds of record fewer than 1,000 shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of the holder thereof, hereafter be reclassified as Class A Common Stock, on the basis of one share of Class A Common Stock for each share of Common Stock so reclassified, which shares of Class A Common Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.

     D. Redesignation of Common Stock

          Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing held of record by a shareholder who holds of record 1,000 shares or more of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of the holder thereof, hereafter be redesignated as Class B Common Stock.”

3.

          The amendment was duly adopted on ______2005.

4.

          The amendment was duly adopted by the shareholders in accordance with the provisions of O.C.G.A. § 14-2-1003.

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by a duly authorized officer on the ___day of ___, 2005.

Community Financial Holding Company, Inc.
By:	/s/Thomas J. Martin
Thomas J. Martin
Chairman of the Board, Chief Executive Officer and President

APPENDIX B — GEORGIA STATUTE SECTIONS 14-2-1301 TO 14-2-1332

ANNEX B

Dissenters’ Rights

ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

§14-2-1301. Definitions.

     As used in this article, the term:

          (1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

          (3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) “Shareholder” means the record shareholder or the beneficial shareholder.

§14-2-1302. Right to dissent.

          (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation is a party:

(A)	If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; unless:

     (i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

     (ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

     (iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)	If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     (4) An amendment of the articles of incorporation with respect to a class or series of             shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

          (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

     (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

     (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§14-2-1303. Dissent by nominees and beneficial owners.

          A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

§14-2-1320. Notice of dissenters’ rights.

          (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

          (b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§14-2-1321. Notice of intent to demand payment.

          (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

     (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

     (2) Must not vote his shares in favor of the proposed action.

          (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§14-2-1322. Dissenters’ notice.

          (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

          (b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

     (4) Be accompanied by a copy of this article.

§14-2-1323. Duty to demand payment.

          (a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

          (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

          (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§14-2-1324. Share restrictions.

          (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

          (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§14-2-1325. Offer of payment.

          (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

          (b) The offer of payment must be accompanied by:

     (1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

     (2) A statement of the corporation’s estimate of the fair value of the shares;

     (3) An explanation of how the interest was calculated;

     (4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

     (5) A copy of this article.

          (c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§14-2-1326. Failure to take action.

          (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

          (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

          (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

     (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

     (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

          (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

          (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

     (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

     (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

§14-2-1330. Court action.

          (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

          (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

          (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

          (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§14-2-1331. Court costs and counsel fees.

          (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

          (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

     (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

     (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

          (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§14-2-1332. Limitation of actions.

          No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PROXY CARD
Revocable Proxy
COMMUNITY FINANCIAL HOLDING COMPANY, INC.
This proxy is solicited by and on behalf of the Board of Directors for the Special Meeting of Shareholders to be held on October ___, 2005.
The undersigned hereby appoints Thomas J. Martin and Miles H. Mason, III, M.D., and each of them or their designees, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Community Financial Holding Company, Inc. (“Community Financial”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders (“Annual Meeting”), to be held at the Gwinnett Community Bank office located at 2775 Buford Highway, Duluth, Georgia 30096, on Thursday, October ___, 2005, at 9:00 a.m. local time or at any and all adjournments or postponements thereof, in the following manner:
Said proxies will vote on the proposal set forth in the Notice of Special Meeting and Proxy Statement as specified on this card. If a vote is not specified, said proxies will vote in favor of the proposals listed below. Unless each of the following proposals passes, none of the amendments will be implemented. If any other matters properly come before the Special Meeting, said proxies will vote on such matters in accordance with the recommendations of the Board of Directors (except to the extent that such matters would include substantive matters presented by Community Financial that would otherwise be required to be separately set out by Community Financial on the proxy card).
1.	For approval of an amendment to the Articles of Incorporation of Community Financial Holding Company, Inc. to authorize a new class of shares, entitled Class A common stock, which will have the relative rights and terms as described in the accompanying proxy materials.

☐ For	☐ Against	☐ Abstain
2.	For approval of an amendment to the Articles of Incorporation of Community Financial Holding Company, Inc. to provide for the reclassification of shares of common stock held by record owners of less than 1,000 of such shares of common stock into the Class A common stock described in the accompanying proxy materials on the basis of one share of Class A common stock for each share of common stock held by such record owners.

☐ For	☐ Against	☐ Abstain
3.	For approval of an amendment to the Articles of Incorporation of Community Financial Holding Company, Inc. to provide for the redesignation of shares of common stock held by owners of 1,000 or more of such shares of common stock as Class B common stock.

☐ For	☐ Against	☐ Abstain
Please mark, sign below, date and return this proxy promptly in the envelope furnished.

     Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Shares	Dated:	, 2005

Signature	Signature if held jointly

Please print or type your name	Please print or type your name

Signature if held jointly	Signature if held jointly

Please print or type your name	Please print or type your name
☐ Please mark here if you plan to attend the Special Meeting of Shareholders.
Please return your signed Proxy to:
Community Financial Holding Company, Inc.
2775 Buford Highway
Duluth, Georgia 30096
Attn: Ann K. Marshall